      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1995

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                         APPLEBEE'S INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
                             4551 WEST 107TH STREET
                                   SUITE 100
                          OVERLAND PARK, KANSAS 66207
                                 (913) 967-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------

                     DELAWARE                  43-1461763
           (STATE OR OTHER JURISDICTION     (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)  IDENTIFICATION NO.)

                               ABE J. GUSTIN, JR.
                            CHIEF EXECUTIVE OFFICER
                             4551 WEST 107TH STREET
                                   SUITE 100
                          OVERLAND PARK, KANSAS 66207
                                 (913) 967-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                               ----------------
                                   COPIES TO:
           SHARI L. WRIGHT, ESQ.                   DAVID B. MILLER, ESQ.
  BLACKWELL SANDERS MATHENY WEARY & LOMBARDI          FAEGRE & BENSON
                     L.C.                     PROFESSIONAL LIMITED LIABILITY
        2300 MAIN STREET, SUITE 1100                    PARTNERSHIP
           KANSAS CITY, MO 64108                    2200 NORWEST CENTER
               (816) 274-6800                     90 SOUTH SEVENTH STREET
                               ----------------    MINNEAPOLIS, MN 55402
                                                      (612) 336-3000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box: [X]

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                    PROPOSED
                                                    MAXIMUM                 AMOUNT OF
          TITLE OF EACH CLASS OF                   AGGREGATE               REGISTRATION
       SECURITIES TO BE REGISTERED             OFFERING PRICE(1)              FEE(1)
- ---------------------------------------------------------------------------------------
Common Stock, par value $.01 per share....        $72,000,000               $24,827.59
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JULY 6, 1995

Prospectus
dated      , 1995
                                2,400,000 SHARES

                                      LOGO

                         APPLEBEE'S INTERNATIONAL, INC.

                                  COMMON STOCK

Of the 2,400,000 shares of Common Stock (the "Common Stock") offered hereby, 2,100,000 shares are being sold by Applebee's International, Inc. (the "Company"), and 300,000 shares are being sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "APPB." On July 3, 1995, the last sale price of the Common Stock as reported by The Nasdaq Stock Market was $25.50 per share. See "Price Range of Common Stock."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------------------------------------
                                    PRICE TO        UNDERWRITING       PROCEEDS TO          PROCEEDS TO
                                     PUBLIC         DISCOUNT (1)       COMPANY (2)    SELLING STOCKHOLDERS (2)
- --------------------------------------------------------------------------------------------------------------
Per Share.....................    $                 $                 $                     $
- --------------------------------------------------------------------------------------------------------------
Total (3).....................  $                 $                 $                 $
- --------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company estimated at $300,000.
(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an aggregate of 360,000 additional shares of Common Stock solely to cover over-allotments, if any, at the per share Price to Public less the Underwriting Discount. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be
    $         , $         , $          and $         , respectively. See
    "Underwriting."

The shares of Common Stock are being offered by the several Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made at the offices of Piper Jaffray Inc. in Minneapolis,
Minnesota on or about         , 1995.

PIPER JAFFRAY INC.

                            DILLON, READ & CO. INC.

                                                           MONTGOMERY SECURITIES

                 [Pictures of Applebee's restaurants and food]



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise noted, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  Applebee's International, Inc. (the "Company") develops, franchises and operates casual dining restaurants principally under the name "Applebee's Neighborhood Grill & Bar." The Applebee's system has grown rapidly since the inception of the Company to become one of the largest casual dining restaurant chains in the United States. As of June 25, 1995, the Applebee's system included 576 restaurants in 43 states, one Canadian province and the Caribbean island of Curacao. Of the 576 restaurants, 115 were owned and operated by the Company and 461 were operated by franchisees.

  Each Applebee's restaurant is designed as an attractive, friendly, neighborhood establishment featuring moderately priced, high quality food and beverage items, table service and a comfortable atmosphere. The restaurants feature a broad selection of entrees, including beef, chicken, seafood and pasta items, prepared in a variety of cuisines, as well as appetizers, salads, sandwiches, specialty drinks and desserts. Company owned restaurants currently have an average guest check, including alcoholic beverages, of approximately $8.00 to $8.50. Applebee's restaurants appeal to a wide range of customers, including families with children, young adults and senior citizens. The Company's two current free-standing restaurant prototypes are approximately 5,000 and 5,400 square feet and seat approximately 175 and 200 patrons, respectively. System-wide weighted average weekly sales for Applebee's restaurants were $41,376 for the 13 weeks ended March 26, 1995.

  Over the last six and a half years, the Company has expanded the Applebee's system by more than 500 restaurants, from 73 restaurants at the end of 1988 to 576 restaurants as of June 25, 1995, primarily through exclusive franchise arrangements with experienced multi-unit restaurant operators and also through Company owned restaurant openings. The Company currently has approximately 60 franchisees, including four international franchisees. Since 1992, the Company has accelerated the growth of its Company owned restaurant operations, both through the opening of new restaurants in existing Company territories and through the selective acquisition of franchise restaurants.

  In 1994, the Company and its franchisees opened 23 and 122 Applebee's restaurants, respectively. The Company expects to open at least 27 Applebee's restaurants in 1995, of which 13 were open as of June 25, 1995, and approximately 30 Applebee's restaurants in 1996. The Company expects franchisees to open a minimum of 120 Applebee's restaurants in 1995, of which 58 were open and 34 were under construction as of June 25, 1995. Also as of such date, an additional 98 restaurant sites were approved for franchise development. During 1996, the Company expects franchisees to open more than 100 Applebee's restaurants. Based on these expectations, the Company anticipates that there will be more than 780 domestic Applebee's restaurants in operation by the end of 1996, and believes that the United States can ultimately support approximately 1,200 to 1,500 Applebee's restaurants.

  As part of its overall growth strategy, the Company acquired the Rio Bravo Cantina chain of Mexican casual dining restaurants in March 1995. Rio Bravo Cantina restaurants offer generous portions of fresh Tex-Mex and Mexican cuisine at attractive prices. The menu includes traditional Mexican food items such as burritos, enchiladas, tamales and tacos in addition to a wide variety of other favorites such as beef, chicken and shrimp fajitas, quesadillas, shrimp dishes and a variety of salads and desserts. The restaurants feature tortillas made on the premises, fresh daily specials, a variety of signature margaritas and distinctive Mexican architecture and interior decor which create a festive atmosphere reminiscent of an authentic Mexican cantina. As of June 25, 1995, the Company operated 14 Rio Bravo Cantina restaurants in Florida, Georgia and Tennessee. Weighted average weekly sales for Rio Bravo Cantina restaurants were $63,326 for the 13 weeks ended March 26, 1995. The Company expects to open four Company owned Rio Bravo Cantina restaurants in 1995, of which two were open as of June 25, 1995, and five Company owned Rio Bravo Cantina restaurants in 1996. In addition, the Company is currently preparing the Rio Bravo Cantina concept for franchising.

  The Company's principal executive offices are located at 4551 West 107th Street, Suite 100, Overland Park, Kansas 66207, and its telephone number is
(913) 967-4000. The Company is a Delaware corporation. All references to the Company herein include the Company and its subsidiaries. "Applebee's Neighborhood Grill & Bar" and "Rio Bravo Cantina" are registered trademarks of the Company.

                                  THE OFFERING

Common Stock offered:
  By the Company..................   2,100,000 shares
  By the Selling Stockholders.....     300,000 shares
    Total.........................   2,400,000 shares
Common Stock outstanding after the
 offering.........................  30,448,046 shares(1)
Use of proceeds...................  To repay certain outstanding indebtedness, to fund the development of Company owned
                                    restaurants and for general corporate
                                    purposes. See "Use of Proceeds."
Nasdaq Stock Market symbol........  APPB

- --------
(1) As of June 25, 1995. Does not reflect approximately 1,509,000 shares of Common Stock subject to options outstanding as of June 25, 1995 granted under the Company's 1989 Stock Option Plan and Equity Incentive Plan, of which approximately 882,000 shares were subject to exercisable options.

               SUMMARY CONSOLIDATED FINANCIAL AND RESTAURANT DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND RESTAURANT DATA)

                                                 FISCAL YEAR ENDED                           13 WEEKS ENDED
                          ---------------------------------------------------------------- -------------------
                          DECEMBER 30, DECEMBER 29, DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 27, MARCH 26,
                              1990         1991         1992         1993         1994       1994      1995
                          ------------ ------------ ------------ ------------ ------------ --------- ---------
STATEMENT OF EARNINGS
 DATA:
Company restaurant
 sales..................    $65,000      $73,877      $85,459      $159,482     $222,445    $49,847   $66,021
Franchise income........      7,524        9,464       14,319        21,324       31,419      6,658     9,418
                            -------      -------      -------      --------     --------    -------   -------
 Total operating
  revenues..............     72,524       83,341       99,778       180,806      253,864     56,505    75,439
Operating earnings(1)...      4,547        7,033        9,226        19,677       29,311      5,521     8,232
Pro forma net
 earnings(1)(2).........    $ 2,781      $ 4,245      $ 6,335      $ 12,551     $ 17,823    $ 3,401   $ 4,253
Pro forma net earnings
 per common share(1)(2).    $  0.14      $  0.21      $  0.26      $   0.46     $   0.64    $  0.12   $  0.15
Weighted average shares
 outstanding............     19,970       19,763       24,755        27,543       27,970     27,910    28,078

                                                              MARCH 26, 1995
                                                           --------------------
                                                                        AS
                                                            ACTUAL  ADJUSTED(3)
                                                           -------- -----------
   BALANCE SHEET DATA:
   Total assets........................................... $187,997  $225,395
   Note payable and long-term obligations, including cur-
    rent portion..........................................   38,171    24,863
   Stockholders' equity...................................  115,988   166,694

                                                 FISCAL YEAR ENDED                           13 WEEKS ENDED
                          ---------------------------------------------------------------- --------------------
                          DECEMBER 30, DECEMBER 29, DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 27,  MARCH 26,
                              1990         1991         1992         1993         1994       1994       1995
                          ------------ ------------ ------------ ------------ ------------ ---------  ---------
RESTAURANT DATA(4):
Total system sales (in
 thousands):
 Applebee's.............    $226,804     $287,713     $402,381     $604,813     $882,515   $194,992   $278,420
 Rio Bravo Cantinas.....      18,071       20,944       22,583       24,962       36,679      7,975     10,385
 Specialty restau-
  rants(5)..............       4,441        4,885        5,883       15,652       14,833      4,232      3,437
                            --------     --------     --------     --------     --------   --------   --------
  Total.................    $249,316     $313,542     $430,847     $645,427     $934,027   $207,199   $292,242
                            ========     ========     ========     ========     ========   ========   ========
Restaurants open (end of period):
 Applebee's:
  Company owned or
   operated(6)..........          35           33           42           75           97         77        105
  Franchise.............         125          158          208          286          408        301        430
                            --------     --------     --------     --------     --------   --------   --------
  Total Applebee's......         160          191          250          361          505        378        535
 Rio Bravo Cantinas.....           6            7            7            9           12          9         13
 Specialty restau-
  rants(5)..............           1            1            4            6            4          6          4
                            --------     --------     --------     --------     --------   --------   --------
  Total.................         167          199          261          376          521        393        552
                            ========     ========     ========     ========     ========   ========   ========
Weighted average weekly
 sales per restaurant:
 Applebee's:
  Company owned or
   operated(6)..........    $ 29,729     $ 29,892     $ 34,679     $ 40,146     $ 39,924   $ 39,745   $ 40,290
  Franchise.............      32,920       32,203       36,424       39,852       41,010     40,967     41,639
  Total Applebee's......      32,235       31,759       36,150       39,904       40,789     40,717     41,376
 Rio Bravo Cantinas.....      62,100       60,011       62,041       65,346       68,177     68,358     63,326
Change in comparable
 restaurant sales(7):
 Applebee's:
  Company owned or
   operated(6)..........        (0.6)%        1.6%        12.6%        12.1%         3.7%       5.1%       3.7%
  Franchise.............         4.4         (2.3)        10.4          7.6          3.1        4.1        2.2
  Total Applebee's......         3.0         (1.4)        10.9          8.5          3.2        4.3        2.6
 Rio Bravo Cantinas.....         9.9         (2.0)         2.7          7.6          9.5       14.8        1.1

- --------
(1) Includes merger costs of $920,000 (approximately $0.03 per share) for the fiscal year ended December 25, 1994 and $1,770,000 (approximately $0.06 per share) for the 13 weeks ended March 26, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Reflects provisions for pro forma income taxes related to pooled companies which were previously taxed as S corporations or limited partnerships for federal and state income tax purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $25.50 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
(4) Sales data are composed of franchise restaurant sales, as reported by franchisees to the Company, and Company restaurant sales.
(5) Specialty restaurants as of December 26, 1993 and March 27, 1994 included two restaurants which were subsequently converted to Rio Bravo Cantina restaurants.
(6) Company owned or operated data include certain Texas restaurants operated by the Company under a management agreement since July 1990. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(7) When computing comparable restaurant sales, restaurants open for at least 18 months are compared from period to period.

                                  RISK FACTORS

  In deciding whether to purchase shares of Common Stock offered hereby, a prospective investor should consider all of the information contained in this Prospectus and, in particular, the following factors:

  Growth of Applebee's System. The Company has experienced rapid growth in the Applebee's system in the last three years and expects such growth to continue for the foreseeable future. The Company's continued growth will depend upon the ability of the Company and its franchisees to open and operate additional restaurants profitably. The opening of new restaurants, both by the Company and its franchisees, will depend on a number of factors, many of which are beyond the control of the Company and its franchisees. These factors include, among others, the availability of management, restaurant staff and other personnel, the cost and availability of suitable restaurant locations, acceptable leasing or financial terms, cost effective and timely construction of restaurants (which construction can be delayed due to, among other reasons, labor disputes, local zoning and licensing matters, and weather conditions), and securing required governmental permits. There can be no assurance that the Company or its franchisees will be successful in opening the number of restaurants anticipated, or that new restaurants opened by the Company or its franchisees will be operated profitably. See "Business--Expansion Strategy."

  In the course of expansion of the Applebee's concept, the Company and its franchisees enter new or more highly competitive geographic regions or local markets in which they may have limited operating experience. There can be no assurance of the level of success of the Applebee's concept in these regions or particular local markets. New Company owned restaurants typically operate with below normal profitability and incur certain additional costs in the process of achieving operational efficiencies during the first several months of operation. When the Company enters highly competitive new markets or territories in which the Company has not yet established a market presence, such as the Texas and southern California markets (in which the Company opened a significant number of new restaurants in 1994), the adverse effects on sales and profit margins may be greater and more prolonged. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's expansion has and will continue to require the implementation of enhanced operational systems. The Company regularly evaluates the adequacy of its current policies, procedures, systems and resources, including financial controls, management information systems, field and restaurant management, and vendor capacities and relations. There can be no assurance that the Company will adequately address all of the changing demands that its planned expansion will impose on such systems, controls, and resources.

  Reliance on Franchisees. The continued growth of the Company is, in part, dependent upon its ability to retain qualified domestic Applebee's franchisees and to attract franchisees for international markets and the ability of its Applebee's franchisees to maximize penetration of their designated markets and to operate their restaurants successfully. Although the Company has established criteria to evaluate prospective franchisees, there can be no assurance that the Company's existing or future franchisees will have the business abilities or access to financial resources necessary to open the required number of Applebee's restaurants or that they will successfully develop or operate these restaurants in their franchise areas in a manner consistent with the Company's standards.

  The rights of a franchisee to continued area exclusivity under its development agreement are contingent upon, among other things, the franchisee meeting its development schedule. If the development agreement is terminated due to non-development, any franchise agreements entered into with the franchisee prior to termination remain in effect. When delays in development are anticipated or have been due to reasons acceptable to the Company, the Company has granted extensions to franchisees. Because of delays by franchisees in meeting their development obligations, the Company has historically reviewed and, where appropriate, renegotiated the development obligations for a significant number of its franchisees. The majority of the recent negotiations resulted in less aggressive development schedules.

  Although the Company has no obligation to assume the management or operation of any franchise restaurant, in order to stabilize a market, the Company has occasionally undertaken the operation of franchise restaurants or provided financial assurances to lenders and other creditors when, as a result of financial difficulties, the franchisee is unable to continue operating its restaurants. Financial difficulties of franchisees may also from time to time require the Company to stop accruing franchise fees, to establish reserves with respect to amounts due, or both. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's largest franchisee, Apple South, Inc. ("Apple South"), operated 146 Applebee's restaurants as of June 25, 1995, which constituted 32% of all franchise restaurants. On June 30, 1995, Apple South acquired an additional 18 franchise restaurants for a total of 164 Applebee's restaurants, or 36% of all franchise restaurants. The ability of Apple South to operate its restaurants successfully and meet its development schedule will have an impact on the Company's future growth and results of operations. See "Business--Applebee's Franchise System."

  The Company intends to continue its efforts to franchise restaurants in certain international territories. There can be no assurance that the Company will be able to attract qualified franchisees or that such franchisees will be able to open and operate Applebee's restaurants successfully. See "Business-- International Franchise Arrangements."

  Acquisitions. Since 1992, the Company has acquired 37 Applebee's franchise restaurants, 13 Rio Bravo Cantina restaurants, and four specialty restaurants. The future success of acquired restaurants depends primarily on the Company's ability to maintain sales and profitability of the restaurants and to retain and attract qualified management personnel. Such acquisitions also involve risks of unforeseen liabilities or other conditions relating to the acquired operations. A portion of the proceeds of this offering may be used to acquire additional Applebee's franchise restaurants. Such future acquisitions, should they occur, will present these same uncertainties and risks.

  The Company intends to develop and franchise the Rio Bravo Cantina concept. There can be no assurance, however, that the Company will be successful in developing this concept as a franchising vehicle, identifying and attracting franchisees, or operating multiple restaurant concepts. See "Business--Rio Bravo Cantina Restaurants."

  Competition. Competition in the casual dining segment of the restaurant industry is expected to remain intense with respect to price, service, location, concept, and the type and quality of food. There is also intense competition for real estate sites, qualified management personnel, and hourly restaurant staff. The Company's competitors include national, regional and local chains as well as local owner-operated restaurants. Some of these restaurant chains have greater financial resources and market presence than the Company and its franchisees. See "Business--Competition."

  Restaurant Industry. The restaurant industry is affected by changes in consumer tastes and by national, regional, and local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. Multi-unit chains such as the Company can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Dependence on fresh produce and meats also subjects restaurant companies such as the Company to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality or cost of ingredients. In addition, factors such as inflation, increased food, labor, and employee benefit costs, and the availability of qualified management and hourly employees may also adversely affect the restaurant industry in general and the Company's restaurants in particular. The continued success of the Company will depend in part on the ability of the Company's management to identify and respond appropriately to changing conditions. See "Business--Competition."

  Government Regulation. The restaurant industry is subject to extensive state and local governmental regulations relating to the sale of food and alcoholic beverages and to sanitation, public health, fire, and building codes. Termination of the liquor license for any restaurant would adversely affect the revenues of that restaurant. Restaurant operating costs are also affected by other government actions that are beyond the Company's control, including increases in the minimum hourly wage requirement, workers' compensation insurance rates, and unemployment and other taxes. The Company may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company is also subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on any franchise agreement, including limitations on noncompetition provisions and the termination or nonrenewal of a franchise. See "Business--Government Regulation."

  Stock Price Volatility. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

  Certain Anti-Takeover Effects. The Company's Certificate of Incorporation and Bylaws, as amended, contain certain provisions which may render more difficult an unfriendly tender offer, proxy contest, merger, or change in control of the Company, which could be in the best interests of the Company's stockholders. These provisions include the ability to issue "blank check" preferred stock, a classified Board of Directors, and a stockholder rights plan under which all stockholders have a right to purchase shares of Series A Participating Cumulative Preferred Stock on certain conditions relating to an acquisition by a person or group of more than 15% of the outstanding Common Stock or the commencement of a tender offer which could result in such ownership.

  Shares Eligible for Future Sale. Pursuant to registration rights granted to the Selling Stockholders, 716,500 shares of Common Stock will be available for sale subsequent to the offering pursuant to a previously filed registration statement. Mr. Richard J. Ferris, a Selling Stockholder not affiliated with the Company, has agreed to refrain from selling any of his portion of such shares until 45 days after the consummation of this offering. The other Selling Stockholder, Mr. Burton M. Sack, is a director and executive officer of the Company and will be subject to a 90-day lock-up period. See "Principal and Selling Stockholders."

  The Company issued approximately 2,630,000 shares of Common Stock in connection with the acquisition of the Rio Bravo Cantina concept. Approximately 703,000 of these shares will become eligible for sale, on the first business day after the Company files its Form 10-Q for the second quarter (anticipated to be August 4, 1995). Approximately 1,927,000 of such shares will be eligible for sale, subject to Rule 144 (except for the holding period requirement), upon expiration of 90-day lock-up agreements executed by directors and certain officers of the Company.

  The Company, its executive officers, directors and certain other officers have agreed to refrain from selling any shares of Common Stock for a period of 90 days after the date of this Prospectus, except that the Company may issue shares pursuant to the over-allotment option and certain employee stock option plans. See "Underwriting."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,100,000 shares of Common Stock offered hereby (based on an assumed offering price of $25.50 per share) are estimated to be $50,706,000 ($58,357,000 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses. The net proceeds will be used (i) to retire approximately $12,500,000 of secured debt assumed in certain recent acquisitions, which debt bears interest at floating rates and has various maturity dates ranging from on demand through the year 2000, (ii) to repay the outstanding balance of the Company's revolving credit facility, which as of June 25, 1995 was $5,000,000, and which bears interest at LIBOR plus 0.60%, or the prime rate, at the Company's option, (iii) to fund the development of Company owned restaurants, and (iv) for general corporate purposes, including possible acquisitions of franchise restaurants. The Company is not currently engaged in any acquisition negotiations. The Company will receive none of the proceeds from the sale of the Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  The holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors. The Company paid annual dividends for 1993 and 1994 of $0.04 and $0.05 per share of Common Stock, respectively. Future dividends will depend upon future earnings, results of operations, capital requirements, the financial condition of the Company and certain other factors. There can be no assurance as to the amount of net earnings that the Company will generate in 1995 or future years and, accordingly, there can be no assurance as to the amount that will be available for the declaration of dividends, if any. In addition, the Company has entered into debt agreements that contain covenants restricting the amount of retained earnings available for the payment of cash dividends. The Company does not expect these restrictions to materially affect its dividend policy.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company is traded on The Nasdaq Stock Market under the symbol "APPB." The table below sets forth for the fiscal quarters indicated the reported high and low last sale prices of the Company's Common Stock, as reported on The Nasdaq Stock Market.

                                                                   HIGH   LOW
      1993                                                        ------ ------
        First quarter............................................ $ 9.38 $ 7.42
        Second quarter...........................................  13.00   8.50
        Third quarter............................................  14.75  12.33
        Fourth quarter...........................................  21.08  14.50
      1994
        First quarter............................................ $25.00 $18.75
        Second quarter...........................................  25.25  11.00
        Third quarter............................................  19.75  11.25
        Fourth quarter...........................................  20.25  12.75
      1995
        First quarter............................................ $22.00 $13.38
        Second quarter...........................................  26.50  20.50
        Third quarter (through July 3, 1995).....................  25.75  25.19

  On July 3, 1995, the last sale price of the Common Stock on The Nasdaq Stock Market was $25.50.

                                 CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company at March 26, 1995, and as adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby (based on an assumed offering price of $25.50 per share) and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                             MARCH 26, 1995
                                                             (IN THOUSANDS)
                                                            ------------------
                                                                         AS
                                                             ACTUAL   ADJUSTED
                                                            --------  --------
Note payable and current portion of long-term obligations.. $  3,428  $  1,229
                                                            ========  ========
Long-term obligations, less current portion(1)............. $ 34,743  $ 23,634
Stockholders' equity:
  Preferred stock--par value $0.01 per share: authorized--
   1,000,000 shares;
   no shares issued........................................      --        --
  Common stock--par value $0.01 per share; authorized--
   125,000,000 shares; issued--28,435,693 shares;
   30,535,693 shares, as adjusted(2).......................      284       305
  Additional paid-in capital...............................   81,571   132,256
  Retained earnings........................................   34,952    34,952
  Unrealized gain on short-term investments, net of income
   taxes...................................................       30        30
  Treasury stock--281,772 shares, at cost..................     (849)     (849)
                                                            --------  --------
    Total stockholders' equity.............................  115,988   166,694
                                                            --------  --------
    Total capitalization................................... $150,731  $190,328
                                                            ========  ========

- --------
(1) As of March 26, 1995, there were no amounts outstanding under the Company's $20,000,000 revolving credit facility. As of June 25, 1995, $5,000,000 was outstanding.
(2) Does not reflect approximately 1,554,000 shares of Common Stock subject to options outstanding as of March 26, 1995 granted under the Company's 1989 Stock Option Plan, of which approximately 969,000 shares were subject to exercisable options.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth, for the periods and the dates indicated, selected consolidated financial data of the Company. The selected consolidated financial data for the three fiscal years in the period ended December 25, 1994 have been derived from audited financial statements which appear elsewhere in this Prospectus. The selected consolidated financial data of the Company for the 13 weeks ended March 27, 1994 and March 26, 1995 have been derived from unaudited financial statements (which include all normal, recurring adjustments necessary for a fair presentation of the financial data for such periods). Results of operations for the 13 weeks ended March 26, 1995 are not necessarily indicative of the results that may be expected for the remainder of fiscal 1995. The following should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    FISCAL YEAR ENDED              13 WEEKS ENDED
                          -------------------------------------- -------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 27, MARCH 26,
                              1992         1993         1994       1994      1995
                          ------------ ------------ ------------ --------- ---------
STATEMENT OF EARNINGS
 DATA:
Revenues:
 Company restaurant
  sales.................    $85,459      $159,482     $222,445    $49,847   $66,021
 Franchise income.......     14,319        21,324       31,419      6,658     9,418
                            -------      --------     --------    -------   -------
   Total operating reve-
    nues................     99,778       180,806      253,864     56,505    75,439
                            -------      --------     --------    -------   -------
Cost of Company restau-
 rant sales:
 Food and beverage......     26,028        46,757       64,819     14,821    18,908
 Labor..................     27,663        50,950       70,777     16,237    21,068
 Direct and occupancy...     20,489        37,283       53,883     12,319    15,378
 Pre-opening expense....        768         1,588        2,093        136       633
                            -------      --------     --------    -------   -------
   Total cost of Company
    restaurant sales....     74,948       136,578      191,572     43,513    55,987
                            -------      --------     --------    -------   -------
General and administra-
 tive expenses..........     14,573        22,526       29,167      6,874     8,909
Merger costs(1).........        --            --           920        --      1,770
Amortization of intangi-
 ble assets.............      1,031         1,934        2,033        547       515
Loss on disposition of
 restaurants and equip-
 ment...................        --             91          861         50        26
                            -------      --------     --------    -------   -------
Operating earnings......      9,226        19,677       29,311      5,521     8,232
                            -------      --------     --------    -------   -------
Other income (expense):
 Investment income......      1,623         1,675        1,065        306       237
 Interest expense.......       (599)       (1,075)      (2,029)      (299)     (614)
 Other income...........         33           179          253         60        82
                            -------      --------     --------    -------   -------
   Total other income
    (expense)...........      1,057           779         (711)        67      (295)
                            -------      --------     --------    -------   -------
Earnings before income
 taxes..................     10,283        20,456       28,600      5,588     7,937
Income taxes............      3,472         6,693        9,453      1,904     3,611
                            -------      --------     --------    -------   -------
Net earnings............      6,811        13,763       19,147      3,684     4,326
Pro forma provision for
 income taxes of pooled
 companies(2)...........        476         1,212        1,324        283        73
                            -------      --------     --------    -------   -------
Pro forma net earn-
 ings(2)................    $ 6,335      $ 12,551     $ 17,823    $ 3,401   $ 4,253
                            =======      ========     ========    =======   =======
Pro forma net earnings
 per common share(2)....    $  0.26      $   0.46     $   0.64    $  0.12   $  0.15
                            =======      ========     ========    =======   =======
Weighted average shares
 outstanding............     24,755        27,543       27,970     27,910    28,078

                                                           MARCH 26, 1995
                                                        --------------------
                 DECEMBER 27, DECEMBER 26, DECEMBER 25,              AS
                     1992         1993         1994      ACTUAL  ADJUSTED(3)
                 ------------ ------------ ------------ -------- -----------
BALANCE SHEET
 DATA:
Total assets...    $92,383      $138,680     $180,014   $187,997  $225,395
Note payable
 and long-term
 obligations,
 including cur-
 rent portion..      8,598        17,667       34,972     38,171    24,863
Stockholders'
 equity........     68,561        92,680      108,788    115,988   166,694

- --------
(1) Includes merger costs of $920,000 (approximately $0.03 per share) for the fiscal year ended December 25, 1994 and $1,770,000 (approximately $0.06 per share) for the 13 weeks ended March 26, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Reflects provisions for pro forma income taxes related to pooled companies which were previously taxed as S corporations or limited partnerships for federal and state income tax purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Adjusted to reflect the sale of 2,100,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $25.50 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company's revenues are generated from two primary sources: Company restaurant sales (food and beverage sales) and franchise income consisting of franchise restaurant royalties (generally 4% of each franchise restaurant's monthly gross sales) and franchise fees (which typically range from $30,000 to $35,000 per restaurant opened). Beverage sales include sales of alcoholic beverages, while non-alcoholic beverages are included in food sales. Certain expenses (food and beverage, labor, direct and occupancy costs, and pre-opening expenses) relate directly to Company restaurants, and other expenses (general and administrative and amortization expenses) relate to both Company restaurants and franchise operations. The Company's policy is to expense pre-opening costs as incurred.

  Beginning in fiscal 1995, the cost of meals provided to employees and other complimentary meals have been classified as labor costs and direct and occupancy costs, respectively. Previously, the retail price of such meals was reflected in Company restaurant sales with corresponding amounts reflected as labor or direct and occupancy costs. The consolidated financial statements for all periods presented have been reclassified to conform to the presentation adopted in fiscal 1995, the effects of which were not material.

  The Company operates on a 52 or 53 week fiscal year ending on the last Sunday in December. The Company's fiscal years ended December 27, 1992, December 26, 1993 and December 25, 1994 each contained 52 weeks, and are referred to hereafter as 1992, 1993 and 1994, respectively. The Company's fiscal quarters ended March 27, 1994 and March 26, 1995 each contained 13 weeks, and are referred to hereafter as the "1995 quarter" and the "1994 quarter," respectively.

RECENT ACQUISITIONS

  During 1993, the Company acquired 14 franchise restaurants in Minnesota, effective for financial reporting purposes on February 27, 1993. The Minnesota acquisition was accounted for as a purchase and, accordingly, the results of operations of such restaurants are included in the Company's consolidated statements of earnings subsequent to February 26, 1993 and are hereafter referred to as the "Minnesota operations."

  On October 24, 1994, a wholly-owned subsidiary of the Company merged with and into Pub Ventures of New England, Inc. ("PVNE"), the Company's franchisee for the New England area, referred to herein as the "PVNE Merger." As a result of the PVNE Merger, PVNE became a wholly-owned subsidiary of the Company. The PVNE Merger was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements include the accounts and operations of the merged entities for all periods presented. At the time of the PVNE Merger, PVNE operated 14 Applebee's restaurants.

  On March 23, 1995, a wholly-owned subsidiary of the Company merged with and into Innovative Restaurant Concepts, Inc. ("IRC"), referred to herein as the "IRC Merger." As a result of the IRC Merger, IRC became a wholly-owned subsidiary of the Company. The IRC Merger was accounted for as a pooling of interests and, accordingly, the accompanying consolidated financial statements include the accounts and operations of the merged entities for all periods presented. At the time of the IRC Merger, IRC operated 17 restaurants, including 13 Rio Bravo Cantina restaurants, and four other specialty restaurants, comprised of Ray's on the River, two Green Hills Grille restaurants, and the Rio Bravo Grill. During 1993, IRC acquired six Casa Gallardo restaurant sites which were subsequently converted to Rio Bravo Cantina restaurants. The four specialty restaurants and the Casa Gallardo restaurants prior to their conversion to Rio Bravo Cantina restaurants are included in "specialty restaurants."

  On April 3, 1995, the Company acquired the operations and assets of five franchise restaurants in the Philadelphia metropolitan area, referred to herein as the "Philadelphia Acquisition." The acquisition was accounted for as a purchase and, accordingly, the results of operations of such restaurants will be reflected in the 1995 financial statements for periods subsequent to the date of acquisition.

  Prior to September 7, 1994, PVNE was classified as an S Corporation and accordingly, stockholders were responsible for paying their proportionate share of federal and certain state income taxes. In addition, the combined earnings of IRC included earnings of limited partnerships which were not taxable entities for federal and state income tax purposes. The accompanying consolidated statements of earnings reflect provisions for income taxes on a pro forma basis as if the Company had been liable for federal and state income taxes on PVNE's earnings prior to September 7, 1994 and the earnings of IRC's limited partnerships at statutory rates.

SECOND QUARTER 1995 RESULTS

  Based on preliminary information, net earnings for the second quarter ended June 25, 1995 are estimated to be approximately $0.24 per share, an increase of 60% as compared with pro forma net earnings of $0.15 per share for the second quarter ended June 26, 1994. For the 26 weeks ended June 25, 1995, pro forma net earnings are estimated to be approximately $0.39 per share. This represents an increase of 44% as compared with pro forma net earnings of $0.27 per share for the comparable period in 1994. Excluding one-time merger costs of approximately $1,770,000 related to the Company's acquisition of IRC, pro forma net earnings are estimated to be approximately $0.45 per share for the 26 weeks ended June 25, 1995. This represents an increase of 67% as compared with pro forma net earnings of $0.27 per share for the comparable period in 1994.

  Applebee's total system sales for the second quarter of 1995 were $300.2 million, an increase of approximately 42% from total system sales of $210.8 million for the second quarter of 1994. System-wide comparable sales increased 1.9% in the 1995 second quarter. Comparable sales of Company owned and operated Applebee's restaurants increased 0.3% and comparable franchisee sales increased 2.3% for the quarter. Total operating revenues for the second quarter of 1995 were $83.8 million, an increase of 35% as compared with $62.2 million for the second quarter of 1994.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted.

                                    FISCAL YEAR ENDED              13 WEEKS ENDED
                          -------------------------------------- -------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 27, MARCH 26,
                              1992         1993         1994       1994      1995
                          ------------ ------------ ------------ --------- ---------
Revenues:
  Company restaurant
   sales................      85.6%        88.2%        87.6%       88.2%     87.5%
  Franchise income......      14.4         11.8         12.4        11.8      12.5
                             -----        -----        -----       -----     -----
    Total operating rev-
     enues..............     100.0%       100.0%       100.0%      100.0%    100.0%
                             =====        =====        =====       =====     =====
Cost of Company
 restaurant sales (as a
 percentage of Company
 restaurant sales):
  Food and beverage.....      30.4%        29.3%        29.1%       29.7%     28.6%
  Labor.................      32.4         31.9         31.8        32.6      31.9
  Direct and occupancy..      24.0         23.4         24.2        24.7      23.3
  Pre-opening expense...       0.9          1.0          1.0         0.3       1.0
                             -----        -----        -----       -----     -----
    Total cost of Com-
     pany restaurant
     sales..............      87.7%        85.6%        86.1%       87.3%     84.8%
                             =====        =====        =====       =====     =====
General and administra-
 tive expenses..........      14.6%        12.5%        11.5%       12.2%     11.8%
Merger costs............       --           --           0.4         --        2.3
Amortization of intangi-
 ble assets.............       1.0          1.1          0.8         1.0       0.7
Loss on disposition of
 restaurants and
 equipment..............       --           0.1          0.3         0.1       --
                             -----        -----        -----       -----     -----
Operating earnings......       9.2         10.9         11.6         9.8      10.9
                             -----        -----        -----       -----     -----
Other income (expense):
  Investment income.....       1.6          0.9          0.4         0.5       0.3
  Interest expense......      (0.6)        (0.6)        (0.8)       (0.5)     (0.8)
  Other income..........       0.1          0.1          0.1         0.1       0.1
                             -----        -----        -----       -----     -----
    Total other income
     (expense)..........       1.1          0.4         (0.3)        0.1      (0.4)
                             -----        -----        -----       -----     -----
Earnings before income
 taxes..................      10.3         11.3         11.3         9.9      10.5
Income taxes (including
 pro forma provision for
 income taxes)..........       4.0          4.4          4.3         3.9       4.9
                             -----        -----        -----       -----     -----
Pro forma net earnings..       6.3%         6.9%         7.0%        6.0%      5.6%
                             =====        =====        =====       =====     =====

  The following table sets forth certain unaudited restaurant data relating to Company restaurants and franchise restaurants, as reported to the Company by franchisees.

                                    FISCAL YEAR ENDED              13 WEEKS ENDED
                          -------------------------------------- -------------------
                          DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 27, MARCH 26,
                              1992         1993         1994       1994      1995
                          ------------ ------------ ------------ --------- ---------
Number of restaurant
 openings:
  Applebee's:
    Company owned or op-
     erated.............          8           17           23           2         8
    Franchise...........         52           96          122          15        22
                            -------      -------      -------     -------   -------
    Total Applebee's....         60          113          145          17        30
  Rio Bravo Cantinas....        --             2            3         --          1
Restaurants open (end of
 period):
  Applebee's:
    Company owned or op-
     erated(1)..........         42           75           97          77       105
    Franchise...........        208          286          408         301       430
                            -------      -------      -------     -------   -------
    Total Applebee's....        250          361          505         378       535
  Rio Bravo Cantinas....          7            9           12           9        13
  Specialty
  restaurants(2)........          4            6            4           6         4
                            -------      -------      -------     -------   -------
    Total...............        261          376          521         393       552
                            =======      =======      =======     =======   =======
Weighted average weekly
 sales per restaurant:
  Applebee's:
    Company owned.......    $35,869      $41,166      $40,405     $40,485   $40,559
    Company owned or op-
     erated(1)..........     34,679       40,146       39,924      39,745    40,290
    Franchise...........     36,424       39,852       41,010      40,967    41,639
    Total Applebee's....     36,150       39,904       40,789      40,717    41,376
  Rio Bravo Cantinas....     62,041       65,346       68,177      68,358    63,326
Change in comparable
 restaurant sales(3):
  Applebee's:
    Company owned.......       13.3%        12.5%         4.0%        5.7%      3.6%
    Company owned or op-
     erated(1)..........       12.6         12.1          3.7         5.1       3.7
    Franchise...........       10.4          7.6          3.1         4.1       2.2
    Total Applebee's....       10.9          8.5          3.2         4.3       2.6
  Rio Bravo Cantinas....        2.7          7.6          9.5        14.8       1.1

- --------
(1) Company owned or operated data include certain Texas restaurants operated by the Company under a management agreement since July 1990 (three at the end of 1992, 1993 and the 1994 quarter and two at the end of 1994 and the 1995 quarter).
(2) Specialty restaurants as of December 26, 1993 and March 27, 1994 included two restaurants which were subsequently converted to Rio Bravo Cantina restaurants.
(3) When computing comparable restaurant sales, restaurants open for at least 18 months are compared from period to period.

1995 QUARTER COMPARED TO 1994 QUARTER

  Company Restaurant Sales. Company restaurant sales increased $16,174,000 (32%) from $49,847,000 in the 1994 quarter to $66,021,000 in the 1995 quarter.
Company restaurant sales for Applebee's restaurants increased $14,559,000 (39%) from $37,640,000 in the 1994 quarter to $52,199,000 in the 1995 quarter. Sales for the Rio Bravo Cantina restaurants were $7,975,000 and $10,385,000 in the 1994 quarter and the 1995 quarter, respectively, and sales for the specialty restaurants were $4,232,000 and $3,437,000 in the 1994 quarter and the 1995 quarter, respectively. The increases in sales for the Applebee's and Rio Bravo Cantina restaurants resulted primarily from Company restaurant openings and increases in comparable restaurant sales. The decrease in sales for the specialty restaurants was due to the conversion of two Casa Gallardo restaurants to Rio Bravo Cantina restaurants subsequent to the end of the 1994 quarter.

  Comparable restaurant sales at Company owned Applebee's restaurants increased by 3.6% in the 1995 quarter. When computing comparable restaurant sales, restaurants open for at least 18 months are compared from period to period. The increase in comparable restaurant sales was due in part to a menu price increase implemented in mid-July 1994 in selected markets for certain menu items. The Company does not expect to achieve such comparable restaurant sales increases for the remainder of the 1995 fiscal year for Company owned Applebee's restaurants, as many of its restaurants are operating near sales capacity and are experiencing increased competition in certain markets. Weighted average weekly sales at Company owned Applebee's restaurants increased slightly from $40,485 in the 1994 quarter to $40,559 in the 1995 quarter. Excluding the southern California and Texas markets, weighted average weekly sales at Company owned Applebee's restaurants increased 5.0% from $42,017 in the 1994 quarter to $44,101 in the 1995 quarter.

  Comparable restaurant sales for the Rio Bravo Cantina restaurants increased by 1.1% in the 1995 quarter, although weighted average weekly sales declined from $68,358 in the 1994 quarter to $63,326 in the 1995 quarter. The decrease in weighted average weekly sales was due primarily to the lower than average sales volumes of three of the four new restaurants open in the 1995 quarter that were not open in the first quarter of 1994. Two of the restaurants were opened in a market where there was already an existing Rio Bravo Cantina restaurant and one of the other new restaurants is open only for dinner.

  Weighted average weekly sales at Company owned Applebee's restaurants continue to be adversely affected by the southern California and Texas territories where the weighted average weekly sales of Company owned Applebee's restaurants were approximately $26,000 and $31,000, respectively, in the 1995 quarter. When entering highly competitive new markets, or territories where the Company has not yet established a market presence, early sales levels and profit margins are expected to be lower than in markets where the Company has a concentration of restaurants or has established customer awareness. While operating margins in the Texas market have been improving, the operations of the Company owned restaurants in these markets negatively impacted overall cost of sales excluding pre-opening expense (as a percentage of Company restaurant sales) by approximately 2.0% in both the 1995 quarter and the 1994 quarter. The Company believes that the opening of additional restaurants in these territories will result in increased market penetration, advertising effectiveness, and customer awareness, thereby ultimately increasing restaurant sales levels and related margins.

  Franchise Income. Franchise income increased $2,760,000 (41%), from $6,658,000 in the 1994 quarter to $9,418,000 in the 1995 quarter, due primarily to the increased number of franchise restaurants operating during the 1995 quarter as compared to the 1994 quarter. Franchise restaurant weighted average weekly sales and comparable restaurant sales increased 1.6% and 2.2%, respectively, in the 1995 quarter.

  Cost of Company Restaurant Sales. Food and beverage costs decreased from 29.7% in the 1994 quarter to 28.6% in the 1995 quarter as a result of the menu price increase implemented in mid-July 1994 at Applebee's restaurants and increased operational efficiencies. Such decreases were partially offset by the effect of the continued decline in beverage sales, as a percentage of overall Company restaurant sales, from 21.7% in the 1994 quarter to 19.5% in the 1995 quarter, as margins on alcoholic beverage sales are higher than those for food sales. Management believes that the reduction in beverage sales is due in part to the continuation of the overall trend toward increased awareness of responsible alcohol consumption. In addition, the Company experienced temporary increases in food costs in the second quarter of 1995 as a result of the winter flooding in California which caused shortages of certain produce items and a significant increase in related costs. The Company does not currently anticipate increasing its menu prices to offset the effects of such increased costs.

  Labor costs decreased from 32.6% in the 1994 quarter to 31.9% in the 1995 quarter. Labor costs, as a percentage of sales, were positively impacted by an overall reduction in workers' compensation insurance costs due to favorable historical claims experience, and improved hourly labor efficiency, but were adversely affected by the lower sales volumes in the southern California and Texas markets.

  Direct and occupancy costs decreased from 24.7% in the 1994 quarter to 23.3% in the 1995 quarter. The decrease was due primarily to lower levels of advertising expenditures during the 1995 quarter. However, the southern California and Texas markets continue to have a negative impact on overall direct and occupancy costs due to the absorption of such expenses, which are primarily fixed in nature, over a lower sales base in those markets.

  General and Administrative Expenses. General and administrative expenses decreased in the 1995 quarter to 11.8% from 12.2% in the 1994 quarter, due primarily to the absorption of general and administrative expenses over a larger revenue base. General and administrative expenses increased by $2,035,000 during the 1995 quarter compared to the 1994 quarter due primarily to the costs of additional personnel associated with the Company's development efforts and system-wide expansion, higher incentive compensation expense, and related fringe benefit costs. A portion of the increase was also due to an increase in the Company's training costs relating to new Company and franchise restaurant openings and the training of restaurant managers.

  The Company continues to realize operating losses for the Texas restaurants it operates under an agreement with a former franchisee (two in the 1995 quarter and three in the 1994 quarter). Losses of $28,000 and $162,000 during the 1995 quarter and the 1994 quarter, respectively, are included in general and administrative expenses. The reduction in losses resulted primarily from the closing of one of the three Texas restaurants during the second quarter of 1994. Continued losses may lead the Company to reevaluate its future strategies for the two remaining restaurants.

  The Company is using assets owned by a former Texas franchisee in the operation of these restaurants under a purchase rights agreement which required the Company to make certain payments to the franchisee's lender. In 1991, a dispute arose between the lender and the Company over the amount of the payments due the lender. Based upon a then current independent appraisal, the Company offered to settle the dispute and purchase the assets for $1,000,000 in 1991. The lender rejected the Company's offer and claimed that the Company had guaranteed the entire $2,400,000 debt of the franchisee. In November 1992, the lender was declared insolvent by the FDIC and has since been liquidated. The Company has been contacted by the FDIC, and in 1993, the Company offered to settle the issue and purchase the assets for the three restaurants then being operated for $182,000. The Company does not anticipate that the resolution of this issue will have a material adverse effect on its financial position or results of operations. However, in the event that the Company were to pay an amount determined to be in excess of the fair market value of the assets, the Company may be required to recognize a loss at the time of such payment.

  In January 1991, the Company's franchisee in Houston, Texas declared bankruptcy and as a result, the management of the five franchise restaurants then operated was transferred to a prospective franchisee who subsequently closed two restaurants. In August 1992, the prospective franchisee was granted a development agreement for the Houston territory and franchise agreements for such restaurants, and in October 1993, the Company provided certain financial assistance to this franchisee in the form of a loan and a renegotiated royalty payment obligation. The Company also subsequently provided a guarantee for an equipment lease.

The new franchisee filed for bankruptcy protection in late April 1995. The Company has been monitoring the franchisee's performance and has established reserves which it believes are adequate relating to any receivables from this franchisee and does not anticipate that the franchisee's financial difficulties will have a material adverse effect on the Company's financial position or results of operations.

  Merger Costs. The Company incurred merger costs of $1,770,000 in the 1995 quarter relating to the IRC Merger. The impact of these costs on pro forma net earnings per common share was approximately $0.06 in the 1995 quarter.

  Investment Income. Investment income decreased in the 1995 quarter compared to the 1994 quarter primarily as a result of decreases in cash and cash equivalents and short-term investments resulting from the Company's utilization of such funds for capital expenditures. In addition, the 1994 quarter included a gain of $101,000 on the sale of investments.

  Interest Expense. Interest expense increased in the 1995 quarter compared to the 1994 quarter primarily as a result of interest related to the $20,000,000 of senior unsecured notes issued in the second quarter of 1994.

  Income Taxes. The effective income tax rate, as a percentage of earnings before income taxes, was 46.4% in the 1995 quarter compared to 39.1% in the 1994 quarter. The increase in the Company's overall effective tax rate was due to the non-deductibility of the merger costs incurred relating to IRC. Excluding such merger costs, the effective income tax rate would have been 38.0% in the 1995 quarter. The Company's overall effective tax rate excluding merger costs decreased as compared to the 1994 quarter due primarily to increased tax credits in the 1995 quarter for FICA taxes paid by the Company on employee tip income.

1994 COMPARED TO 1993

  Company Restaurant Sales. Company restaurant sales increased $62,963,000 (39%) from $159,482,000 in 1993 to $222,445,000 in 1994. Company restaurant sales for Applebee's restaurants increased $52,065,000 (44%) from $118,868,000 in 1993 to $170,933,000 in 1994. Sales from the Minnesota operations accounted for $8,317,000 of the increase, due primarily to the inclusion of such operations for the entire 1994 fiscal year while the 1993 fiscal year included only 43 weeks of sales from the Minnesota operations. The remaining increase in sales resulted primarily from Company restaurant openings, other acquisitions in 1993 and 1994, and increases in comparable restaurant sales. Sales for the Rio Bravo Cantina restaurants were $24,962,000 and $36,679,000 in 1993 and 1994, respectively, and sales for the specialty restaurants were $15,652,000 and $14,833,000 in 1993 and 1994, respectively.

  Comparable restaurant sales at Company owned Applebee's restaurants increased by 4.0% in 1994. The increase in comparable restaurant sales was due in part to a menu price increase implemented in mid-July 1994 in selected markets for certain menu items. Such increase was partially offset by lower guest check averages resulting from the "triple choice" special offered as part of the Company's 1994 "Summerfare" promotion. The "triple choice" special was a combination of an appetizer, salad, and dessert for one relatively low price. Weighted average weekly sales at Company owned Applebee's restaurants decreased from $41,166 in 1993 to $40,405 in 1994. Excluding the southern California and Texas markets, weighted average weekly sales at Company owned Applebee's restaurants increased 4.2% from $41,668 in 1993 to $43,428 in 1994.

  The increase in sales for the Rio Bravo Cantina restaurants of $11,717,000 resulted primarily from increases in sales volumes of existing restaurants, the full year impact of two Casa Gallardo restaurants which were converted to Rio Bravo Cantina restaurants during 1993, and the conversion of three additional Casa Gallardo restaurants to Rio Bravo Cantina restaurants during 1994. Comparable restaurant sales for the Rio Bravo Cantina restaurants increased by 9.5% in 1994 and weighted average weekly sales increased 4.3% from $65,346 in 1993 to $68,177 in 1994.

  Overall weighted average weekly sales for Applebee's restaurants were adversely affected by the southern California and Texas territories where the weighted average weekly sales of Company owned restaurants were approximately $28,000 and $31,000, respectively, in 1994. Profitability in the southern California and Texas markets was adversely affected by the lower sales volumes and operating inefficiencies at recently opened restaurants. The operations of the Company owned restaurants in these markets increased overall cost of sales excluding pre-opening expense (as a percentage of Company restaurant sales) by approximately 2.1% during 1994. As of December 25, 1994, the Company had eight restaurants open in southern California, of which six opened in 1994. In addition, the Company owned 15 restaurants in the Texas area, of which seven were opened or acquired in 1994.

  Franchise Income. Franchise income increased $10,095,000 (47%) from $21,324,000 in 1993 to $31,419,000 in 1994. This increase was due primarily to the increased number of franchise restaurants operating during 1994 as compared to 1993. Weighted average weekly sales and comparable restaurant sales at franchise restaurants increased 2.9% and 3.1%, respectively, in 1994, but were adversely affected by lower guest check averages resulting from the "triple choice" special offered as part of the Company's 1994 "Summerfare" promotion.

  Cost of Company Restaurant Sales. Food and beverage costs decreased from 29.3% in 1993 to 29.1% in 1994 as a result of the menu price increase implemented in mid-July 1994 at Applebee's restaurants and operational efficiencies. Such decreases were partially offset by the effect of the continued decline in beverage sales, as a percentage of overall Company restaurant sales, from 21.9% in 1993 to 20.5% in 1994.

  Labor costs decreased slightly from 31.9% in 1993 to 31.8% in 1994. Labor costs were positively impacted by an overall reduction in workers' compensation and medical insurance costs due to favorable claims experience, but these decreases were offset, in part, by the effect of the lower sales volumes in the southern California and Texas markets.

  Direct and occupancy costs increased from 23.4% in 1993 to 24.2% in 1994. The increase was due primarily to increased levels of advertising expenditures, higher utility costs in certain newer markets, and higher depreciation expense relating to new restaurants during 1994. In addition, the full year effect of the Minnesota operations resulted in an increase in overall rent expense as the Minnesota region has both a higher percentage of leased properties and higher rental rates than the Company restaurants as a whole. The increase in direct and occupancy costs, as a percentage of Company restaurant sales, was also due, in part, to the absorption of such expenses, which are primarily fixed in nature, over a lower sales base in the southern California and Texas markets. Such increases were offset, in part, by a decrease in rent expense for the IRC restaurants due to an increase in the proportion of its owned versus leased properties.

  General and Administrative Expenses. General and administrative expenses decreased in 1994 to 11.5% from 12.5% in 1993, due primarily to the absorption of general and administrative expenses over a larger revenue base. General and administrative expenses increased by $6,641,000 during 1994 compared to 1993 due primarily to the costs of additional personnel associated with the Company's development efforts and system-wide expansion, and related fringe benefit costs. A portion of the increase was also due to an increase in the Company's training costs relating to new Company and franchise restaurant openings and the training of restaurant managers. Such increases in general and administrative expenses were partially offset by a decrease resulting from management fees associated with the Minnesota operations of $1,117,000 incurred in 1993.

  The Company realized operating losses of $284,000 and $326,000 during 1994 and 1993, respectively, for the Texas restaurants it operates under an agreement with a former franchisee. The Company closed one of the three restaurants during the second quarter of 1994 and recognized a loss of $223,000, due primarily to the termination of the related lease agreement. The operating results of this restaurant had deteriorated, and by closing this restaurant and incurring the one-time costs of disposition, the Company avoided potentially significant losses in the future.

  Merger Costs. The Company incurred merger costs of $920,000 in the fourth quarter of 1994 relating to the acquisition of PVNE. The impact of these costs on pro forma net earnings per common share was approximately $0.03 in 1994.

  Loss on Disposition of Restaurants and Equipment. As discussed above, during the second quarter of 1994, the Company recognized a loss of $223,000 resulting from the closure and termination of the lease agreement of one of the Texas restaurants. This loss was partially offset by a gain of $54,000 resulting from the sale of one restaurant to a new franchisee. In addition, during 1994 the Company replaced a majority of its restaurant point-of-sale systems with upgraded systems technology which resulted in a write-off of approximately $552,000 for the costs of the existing equipment in 1994.

  Investment Income. Investment income decreased in 1994 compared to 1993 primarily as a result of decreases in cash and cash equivalents, short-term investments and marketable securities resulting from the Company's utilization of such funds for capital expenditures and for acquisitions in 1993 and 1994. In addition, a gain of $312,000 was realized on the sale of investments in 1993, while a gain of only $112,000 was realized on a sale of investments in 1994.

  Interest Expense. Interest expense increased in 1994 compared to 1993 primarily as a result of interest on the senior unsecured notes issued in the second quarter of 1994 and borrowings under a line of credit.

  Income Taxes. The effective income tax rate, as a percentage of earnings before income taxes, was 37.7% in 1994 compared to 38.6% in 1993. The decrease in the Company's overall effective tax rate in 1994 was due primarily to the effect of tax benefits allowed by the Omnibus Budget Reconciliation Act of 1993 beginning in 1994 for FICA taxes paid by the Company on employee tip income. In addition, the Company also earned increased tax credits in 1994 relating to the Targeted Jobs Tax Credit. The effect of these items on the income tax rate was partially offset by the non-deductibility of a majority of the merger costs incurred relating to PVNE.

1993 COMPARED TO 1992

  Company Restaurant Sales. Company restaurant sales increased $74,023,000 (87%) from $85,459,000 in 1992 to $159,482,000 in 1993. Company restaurant sales for Applebee's restaurants increased $61,875,000 (109%) from $56,993,000 in 1992 to $118,868,000 in 1993. Sales from the Minnesota operations included in 1993 accounted for $25,215,000 of the increase and the remaining increase of $36,660,000 resulted from Company restaurant openings, other acquisitions in 1993 and 1992, and increases in sales volumes of existing restaurants. Sales for the Rio Bravo Cantina restaurants were $22,583,000 and $24,962,000 in 1992 and 1993, respectively, and sales for the specialty restaurants were $5,883,000 and $15,652,000 in 1992 and 1993, respectively.

  Higher sales volumes at existing Company owned Applebee's restaurants resulted from an increase in weighted average weekly sales of 14.8% from $35,869 in 1992 to $41,166 in 1993, and an increase in comparable restaurant sales of 12.5%. The Company believes the increases in weighted average weekly sales and comparable restaurant sales were attributable to increased advertising in Company markets, several successful food promotions, improved customer service, and continued increased customer awareness. In addition, such increases were due, in part, to a menu price increase implemented in mid-January 1993.

  The increase in sales for the Rio Bravo Cantina restaurants of $2,379,000 resulted primarily from increases in sales volumes of existing restaurants and from the conversion of two Casa Gallardo restaurants to Rio Bravo Cantina restaurants during the year. Comparable restaurant sales for the Rio Bravo Cantina restaurants increased by 7.6% in 1993 and weighted average weekly sales increased 5.3% from $62,041 in 1992 to $65,346 in 1993. The increase in sales for the specialty restaurants of $9,769,000 was due primarily to the acquisition of two Green Hills Grille restaurants in November 1992 which accounted for $4,455,000 of the increase, the acquisition of four Casa Gallardo restaurants in May 1993 which accounted for $3,258,000 of the increase, and the opening of the Rio Bravo Grill in December of 1992 which accounted for $2,008,000 of the increase. The Casa Gallardo restaurants were acquired in order to obtain locations which were subsequently converted to Rio Bravo Cantina restaurants.

  Franchise Income. Franchise income increased $7,005,000 (49%) from $14,319,000 in 1992 to $21,324,000 in 1993, due primarily to the increased number of franchise restaurants operating during 1993 as compared to 1992. Several successful national food promotions also led to increases of 9.4% in weighted average weekly sales and 7.6% in franchise restaurant comparable sales in 1993. The remaining increase in franchise income was due to an increase in franchise fees of $1,345,000 (87%) from $1,548,000 in 1992 to $2,893,000 in
1993, resulting from an increase in the number of new franchise restaurant openings from 52 in 1992 to 96 in 1993.

  Cost of Company Restaurant Sales. Food and beverage costs decreased from 30.4% in 1992 to 29.3% in 1993, primarily due to the impact of the Minnesota operations. The food and beverage costs of the Minnesota operations, as a percentage of Minnesota sales, were 28.6% in 1993, due in part to a higher mix of beverage sales at such restaurants. In addition, the menu price increase implemented in mid-January 1993 had a positive impact on the food and beverage costs, as a percentage of Company restaurant sales, on the Company's other Applebee's restaurants. However, the effects of the menu price increase on food and beverage costs were partially offset by the effects of the continued increase in food sales as a percentage of total sales. Beverage sales, as a percentage of overall Company restaurant sales, excluding the Minnesota operations, were 21.1% in 1993 versus 23.8% in 1992.

  Labor costs decreased from 32.4% in 1992 to 31.9% in 1993, primarily from the lower labor costs of the Minnesota operations. Labor costs of the Minnesota operations, as a percentage of Minnesota sales, were 29.4% in 1993. In addition, labor costs for the Company Applebee's restaurants other than the Minnesota operations, declined by 1.8% in 1993 compared to 1992, due to higher sales volumes, improved labor efficiency, and a reduction in medical insurance costs due to favorable claims experience in 1993. Such decreases were offset, in part, by an increase in labor costs for the IRC restaurants due primarily to the higher costs associated with the Casa Gallardo restaurants acquired in 1993 and the Green Hills Grille restaurants acquired in November 1992, as well as the Rio Bravo Grill which opened in December 1992.

  Direct and occupancy costs decreased from 24.0% in 1992 to 23.4% in 1993. The decrease was due primarily to a decrease in rent expense for the IRC restaurants due to an increase in the proportion of its owned versus leased properties. This decrease was offset, in part, by increased levels of advertising expenditures during 1993 for the Applebee's restaurants.

  Pre-opening expense increased from $768,000 in 1992 to $1,588,000 in 1993. During 1993, the Company changed its policy from amortizing certain pre-opening costs over the first twelve months of operation of a new or relocated restaurant beginning with the first full four weeks of operation to expensing certain of such costs as incurred. Pre-opening costs incurred for the 17 new Applebee's restaurants opened in 1993 and the two Rio Bravo Cantina restaurants converted in 1993 using this method were $1,330,000. The cumulative effect of the change in accounting method of $258,000 (before related income taxes of $100,000) is included in pre-opening expense in the 1993 consolidated statement of earnings.

  General and Administrative Expenses. General and administrative expenses decreased in 1993 to 12.5% from 14.6% in 1992 due, in part, to the absorption of general and administrative expenses over a larger revenue base. General and administrative expenses increased by $7,953,000 during 1993 compared to 1992 due to added personnel and related costs associated with the Company's development efforts and system-wide expansion, including the acquisition of the Minnesota operations, the costs of franchise services to support the increased number of franchise restaurants, and higher incentive compensation expense. A portion of the increase was also due to an increase in the Company's training costs relating to new Company and franchise restaurant openings and the training of restaurant managers. An additional portion of the increase resulted from management fees associated with the Minnesota operations of $1,117,000 incurred in 1993.

  The Company realized operating losses for the three Texas restaurants it operates under an agreement between the Company and its former franchisee. These losses were $326,000 and $346,000 during 1993 and 1992, respectively.

  Amortization Expense. Amortization of intangible assets increased in 1993 compared to 1992, due primarily to amortization of goodwill and other intangibles associated with the acquisitions of restaurants in 1993 and in late 1992.

  Investment Income. Investment income increased in 1993 compared to 1992 primarily because of a $312,000 gain on the sale of investments in 1993. This increase was partially offset by a decrease in investment income due to decreases in cash and cash equivalents, short-term investments, and marketable securities resulting from the Company's utilization of such funds for capital expenditures and acquisitions.

  Income Taxes. The effective income tax rate, as a percentage of earnings before income taxes, was 38.6% in 1993 compared to 38.4% in 1992. The provisions of the Omnibus Budget Reconciliation Act of 1993 did not have a material overall effect on the Company's income tax expense for 1993.

  The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," for its 1993 fiscal year and did not restate financial statements for prior periods. The adoption of Statement No. 109 did not have a material impact on the Company's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  The following table presents a summary of the Company's cash flows for 1992, 1993, 1994 and the 1995 quarter (in thousands):

                                                                       13 WEEKS
                                          FISCAL YEAR ENDED              ENDED
                                -------------------------------------- ---------
                                DECEMBER 27, DECEMBER 26, DECEMBER 25, MARCH 26,
                                    1992         1993         1994       1995
                                ------------ ------------ ------------ ---------
Net cash provided by operating
 activities...................    $ 11,617     $ 27,704     $ 30,828   $ 10,228
Net cash used by investing
activities....................     (41,937)     (30,129)     (45,624)    (7,939)
Net cash provided by financing
activities....................      31,476        6,490       16,376        999
                                  --------     --------     --------   --------
Net increase in cash and cash
equivalents...................    $  1,156     $  4,065     $  1,580   $  3,288
                                  ========     ========     ========   ========

  The Company's need for capital resources historically has resulted from and for the foreseeable future is expected to relate primarily to the construction and acquisition of restaurants. Such capital has been provided by public stock offerings, debt financing, and ongoing Company operations, including cash generated from Company and franchise operations, credit from trade suppliers, real estate lease financing, and landlord contributions to leasehold improvements. The Company has also used its common stock as consideration in the acquisition of restaurants. In addition, the Company assumed debt or issued new debt in connection with the Minnesota acquisition and the PVNE and IRC Mergers.

  Capital expenditures were $48,734,000 in 1994 (which includes the acquisition of two franchise restaurants) and $8,039,000 in the 1995 quarter. In addition, in April 1995, the Company completed the Philadelphia Acquisition for a total cash purchase price of $9,500,000. The Company currently expects to open at least 27 Applebee's restaurants and four Rio Bravo Cantina restaurants in 1995 and approximately 30 Applebee's restaurants and five Rio Bravo Cantina restaurants in 1996. The Company presently anticipates capital expenditures, including the Philadelphia Acquisition, of between $65,000,000 and $70,000,000 in 1995 and between $60,000,000 and $65,000,000 in 1996 primarily for the development of new restaurants, refurbishments of and capital replacements for existing restaurants, and enhancements to information systems for the Company's restaurants and corporate office. The amount of actual capital expenditures will be dependent upon the proportion of leased versus owned properties, among other things. In addition, if the Company opens more restaurants than it currently anticipates or acquires additional restaurants, its capital requirements will increase accordingly.

  In June 1994, the Company completed a $20,000,000 senior unsecured private debt placement with institutional lenders unaffiliated with the Company. In addition, in February 1995, the Company obtained additional long-term debt financing in the form of a $20,000,000 unsecured bank revolving credit facility which expires on December 31, 1997. The debt agreements contain various covenants and restrictions which, among other things, require the maintenance of a stipulated fixed charge coverage ratio and minimum consolidated net worth, as defined, and also limit additional indebtedness in excess of specified amounts. The debt agreements also restrict the amount of retained earnings available for the payment of cash dividends. At March 26, 1995, $22,769,000 of retained earnings was available for the payment of cash dividends. The Company has been and is currently in compliance with the covenants of all of its debt agreements.

  As of June 25, 1995, the Company held liquid assets totaling approximately $9,000,000, and had $5,000,000 outstanding under the revolving credit facility. Any borrowings outstanding under the revolving credit facility will be repaid from the net proceeds of this offering. In addition, the Company will repay approximately $12,500,000 of debt assumed in connection with the PVNE and IRC Mergers from the net proceeds of this offering. The Company believes that the proceeds from this offering, combined with borrowings available under the $20,000,000 revolving credit facility, liquid assets, and cash generated from operations, will provide sufficient funds for its capital requirements for the foreseeable future.

INFLATION

  Substantial increases in costs and expenses, particularly food, supplies, labor and operating expenses could have a significant impact on the Company's operating results to the extent that such increases cannot be passed along to customers. The Company does not believe that inflation has materially affected its operating results during the past three years.

                                    BUSINESS

GENERAL

  The Company develops, franchises and operates casual dining restaurants principally under the name "Applebee's Neighborhood Grill & Bar." The Applebee's system has grown rapidly since the inception of the Company to become one of the largest casual dining restaurant chains in the United States. As of June 25, 1995, the Applebee's system included 576 restaurants in 43 states, one Canadian province and the Caribbean island of Curacao. Of the 576 restaurants, 115 were owned and operated by the Company and 461 were operated by franchisees.

  Over the last six and a half years, the Company has expanded the Applebee's system by more than 500 restaurants, from 73 restaurants at the end of 1988 to 576 restaurants as of June 25, 1995, primarily through exclusive franchise arrangements with experienced multi-unit restaurant operators and also through Company owned restaurant openings. The Company currently has approximately 60 franchisees, including four international franchisees. Since 1992, the Company has accelerated the growth of its Company owned restaurant operations, both through the opening of new restaurants in existing Company territories and through the selective acquisition of franchise restaurants.

  As part of its overall growth strategy the Company acquired the Rio Bravo Cantina chain of Mexican casual dining restaurants in March 1995. Rio Bravo Cantina restaurants offer generous portions of fresh Tex-Mex and Mexican cuisine at attractive prices. As of June 25, 1995, the Company operated 14 Rio Bravo Cantina restaurants in Florida, Georgia and Tennessee.

EXPANSION STRATEGY

  The Company intends to continue expanding its position in the casual dining industry through the following strategies:

  . Development of Company owned Applebee's restaurants through the opening of new restaurants in the Company's existing territories and opportunistic acquisitions of Applebee's franchise restaurants.

  . Active support of Applebee's franchisees in developing their franchise territories and optimizing restaurant operating performance.

  . Growth of the Applebee's franchise system into international markets, initially certain areas of Canada, the Caribbean and northern Europe.

  . Expansion of the Rio Bravo Cantina concept through franchising and the development of Company owned restaurants.

  In 1994, the Company and its franchisees opened 23 and 122 Applebee's restaurants, respectively. The Company expects to open at least 27 Applebee's restaurants in 1995, of which 13 were open as of June 25, 1995, and approximately 30 Applebee's restaurants in 1996. The Company expects franchisees to open a minimum of 120 Applebee's restaurants in 1995, of which 58 were open and 34 were under construction as of June 25, 1995. Also as of such date, an additional 98 restaurant sites were approved for franchise development. During 1996, the Company expects franchisees to open more than 100 Applebee's restaurants. Based on these expectations, the Company anticipates that there will be more than 780 domestic Applebee's restaurants in operation by the end of 1996 and believes that the United States can ultimately support approximately 1,200 to 1,500 Applebee's restaurants.

  The Company expects to open four Company owned Rio Bravo Cantina restaurants in 1995, of which two were open as of June 25, 1995, and five Company owned Rio Bravo Cantina restaurants in 1996. In addition, the Company plans to begin selecting its initial franchisees for the Rio Bravo Cantina concept in late 1995 and currently expects that those franchisees would open their first restaurants in the second half of 1996.

  The following map shows the location by state and the number of Company owned and franchise restaurants in the United States as of June 25, 1995:

                            [MAP OF UNITED STATES]

THE APPLEBEE'S SYSTEM

  Concept. Each Applebee's restaurant is designed as an attractive, friendly, neighborhood establishment featuring moderately priced, high quality food and beverage items, table service and a comfortable atmosphere. Company owned restaurants currently have an average guest check, including alcoholic beverages, of approximately $8.00 to $8.50. Applebee's restaurants appeal to a wide range of customers including families with children, young adults and senior citizens.

  Applebee's restaurants are designed according to Company specifications and are located in free-standing buildings, end caps of strip shopping centers, and shopping malls. The Company's two current free-standing restaurant prototypes are approximately 5,000 and 5,400 square feet and seat approximately 175 and 200 patrons, respectively. Each Applebee's restaurant has a centrally located bar and many restaurants offer patio seating. The decor of each restaurant incorporates artifacts and memorabilia such as old movie posters, musical instruments and sports equipment along with photographs and magazine and newspaper articles highlighting local history and personalities, giving each restaurant an individual, neighborhood identity.

  Menu. Each Applebee's restaurant offers a diverse menu of high quality, moderately priced food and beverage items consisting of traditional favorites and innovative dishes. The restaurants feature a broad selection of entrees, including beef, chicken, seafood and pasta items prepared in a variety of cuisines, as well as appetizers, salads, sandwiches, specialty drinks and desserts. The Company's core menu is supplemented by four food-specific promotions each year. Most restaurants offer beer, wine, liquor and premium specialty drinks. During 1994, alcoholic beverages accounted for 17.9% of Company owned Applebee's restaurant sales. The Company continuously develops and tests new menu items through regional consumer tastings and additional tests in selected Company and franchise restaurants. Franchisees are required to present a menu consisting of approximately 65% of selections from the Company approved list of national core items and approximately 35% of additional items selected from the Company approved list of optional items.

  Restaurant Operations. All restaurants are operated in accordance with uniform operating standards and specifications relating to the quality and preparation of menu items, selection of menu items, maintenance and cleanliness of premises, and employee conduct. The Company's operational standards are based upon "QSCVC"--quality, service, cleanliness, value and courtesy. All standards and specifications are developed by the Company, with input from franchisees, and applied on a system-wide basis.

  Training. The Company has an extensive 10 to 12 week restaurant operations training course for general managers, kitchen managers and other restaurant managers with development or supervisory responsibility over more than one restaurant. The operations training course consists of in-store task-oriented training and formal administrative, customer service, and financial training. A team of Company employed trainers conducts hands-on training for all restaurant employees to ensure compliance with Company standards.

  The Company also operates Applebee University, which offers restaurant managers specialized training programs, and conducts regular meetings that emphasize leadership, quality of food preparation, and service. In 1994, the Company conducted 12 Applebee University sessions consisting of approximately four days of continuing education in a classroom setting. The Company, generally through in-restaurant seminars and video presentations, provides periodic training for its restaurant employees regarding topics such as the responsible service of alcohol and food sanitation and storage.

  Advertising. The Company concentrates its advertising and marketing efforts primarily on four food-specific promotions each year. Each promotion features a specific theme or ethnic cuisine. Two of the Company's most popular promotions have been the current "Summerfare" and annual "Riblet" promotion. The Company advertises on a national, regional and local basis, utilizing primarily television, radio and print media. In 1994, the Company spent approximately 3.4% of Company owned restaurant's monthly gross sales on advertising, including 1.5% contributed to the national advertising pool which develops and funds the specific national promotions. All franchisees are also required to contribute 1.5% to the national advertising account. The remainder of the Company's advertising expenditures are focused on local advertising in areas with Company owned restaurants.

  Purchasing. Maintaining high food quality and system-wide consistency is a central focus of the Company's purchasing program. The Company mandates quality standards for all products used in the restaurants and maintains a limited list of approved suppliers from which the Company and its franchisees must select. The Company has negotiated purchasing agreements with most of its approved suppliers which result in volume discounts for the Company and its franchisees. Beginning in late 1993, the Company addressed the need to assure sufficient future supplies of Riblets, a successful specialty item on the Applebee's menu, by purchasing large quantities and placing them in storage. The Company has made such supplies of Riblets available to franchisees generally at its cost through third-party distributors and expects to continue to do so.

COMPANY APPLEBEE'S RESTAURANTS

  Company Restaurant Openings and Acquisitions. The Company's expansion strategy is to cluster restaurants in targeted markets, thereby increasing consumer awareness and enabling the Company to take advantage of operational, distribution, and advertising efficiencies. The Company's experience in developing markets indicates that market penetration through the opening of multiple restaurants within a particular market results in increased average restaurant sales in that market.

  The Company has expanded from a total of 31 owned or operated restaurants as of December 27, 1992 to a total of 115 as of June 25, 1995. The areas in which the Company's restaurants are located and the areas where the Company opened new restaurants or acquired restaurants from franchisees during 1994 and 1995 are set forth in the following table. The Company intends to continue developing restaurants in all of the following areas, with the exception of Atlanta, Georgia.

                                            COMPANY RESTAURANTS
                                COMPANY    OPENED AND ACQUIRED IN        COMPANY
                              RESTAURANTS ---------------------------- RESTAURANTS
                                 AS OF                         1995       AS OF
                               DECEMBER                      (THROUGH   JUNE 25,
AREA                           27, 1992    1993     1994     JUNE 25)     1995
- ----                          ----------- -------  -------  ---------- -----------
North/Central Texas.........        6           6        7          1       18
Minneapolis/St. Paul, Minne-
 sota.......................        -          15        1          2       18
New England (includes
 Massachusetts, Vermont, New
 Hampshire, Rhode Island,
 Maine and parts of
 Connecticut)...............        -           -       15          2       17
Kansas City, Missouri.......       13           1        -          3       17
Detroit/Southern Michigan...        -           6        7          1       14
San Diego/Southern Califor-
 nia........................        1           2        6          3       11
Atlanta, Georgia............        8           -        -          -        8
Philadelphia, Pennsylvania..        -           -        -          5        5
Las Vegas/Reno, Nevada......        3           -        1          -        4
Albuquerque, New Mexico.....        -           1        -          1        2
Long Island, New York.......        -           -        1          -        1
                                  ---     -------  -------    -------      ---
                                   31          31       38         18      115
                                  ===     =======  =======    =======      ===

  In addition, during 1994, the Company sold one restaurant in Texas to a new franchisee, closed one restaurant in Texas which it had managed, and transferred the operations of one California restaurant to a franchisee.

  Restaurant Operations. The staff for a typical Applebee's restaurant consists of one general manager, one kitchen manager, three assistant managers and approximately 85 hourly employees. All managers of Company owned restaurants receive a salary, performance bonus based on restaurant sales, profits and adherence to Company standards, and an annual stock option grant. The Company employs five Regional Vice Presidents of Operations/Directors of Operations and 21 District Managers, whose duties include regular restaurant visits and inspections and the ongoing maintenance of the Company standards of quality, service, cleanliness, value, and courtesy. In addition to providing a significant contribution to revenues and operating earnings, Company restaurants are used for many purposes which are integral to the development of the entire system, including testing of new menu items and training of franchise restaurant managers and operating personnel. In addition, the operation of Company restaurants enables the Company to develop and refine its operating standards and specifications further and to understand and better respond to day-to-day management and operating concerns of franchisees.

  Unit Economics. For the 52 weeks ended March 26, 1995, the 72 Company owned Applebee's restaurants opened prior to March 28, 1994 generated average sales of approximately $2,134,000, average restaurant operating income of approximately $364,000 (or 17.1% of sales), and average cash flow of $430,000 (or 20.1% of sales). The 23 Applebee's restaurants opened by the Company in fiscal 1994 had an average cash investment of approximately $1,064,000 for building, leasehold improvements, furniture, fixtures and equipment, excluding land costs, pre-opening expense, and landlord contributions. The Company anticipates that such average cash investment per restaurant will be approximately $1,000,000 to $1,200,000 in 1995. The Company has historically purchased the land for a portion of its new restaurants and leased the remainder, depending upon factors such as land cost, site availability, and lease terms. The Company purchased the land for approximately 60% of its restaurants opened in 1994 with an average cost of approximately $525,000 per site. The Company expects to continue to purchase a significant portion of its sites.

THE APPLEBEE'S FRANCHISE SYSTEM

  Franchise Territory and Restaurant Openings. The Company currently has exclusive franchise arrangements with approximately 60 franchisees, including four international franchisees. The Company has generally selected franchisees that are experienced multi-unit restaurants operators who have been involved with other restaurant concepts. The Company's franchisees operate Applebee's restaurants in 36 states, one Canadian province and the Caribbean island of Curacao. Virtually all territories in the contiguous 48 states have been granted to franchisees or designated for Company development.

  As of June 25, 1995, there were 461 franchise restaurants. Franchisees opened 96 restaurants in 1993, 122 restaurants in 1994, and, through June 25, 58 restaurants in 1995. The Company anticipates at least 120 franchise restaurant openings in 1995 and more than 100 franchise restaurant openings in 1996.

  Development of Restaurants. The Company makes available to franchisees the physical specifications for a typical restaurant, retaining the right to prohibit or modify the use of any plan. Each franchisee, with assistance from the Company, is responsible for selecting the site for each restaurant within its territory, subject to Company approval. The Company conducts a physical inspection, reviews any proposed lease or purchase agreement, and makes available demographic studies.

  Domestic Franchise Arrangements. Each Applebee's franchise arrangement consists of a development agreement and separate franchise agreements. Development agreements grant the exclusive right to develop a number of restaurants in a designated geographical area. The term of a domestic development agreement is generally 20 years. A separate franchise agreement is entered into by the franchisee relating to the operation of each restaurant which has a term of 20 years and permits renewal for up to an additional 20 years in accordance with the terms contained in the then current franchise agreement (including the then current royalty rates and advertising fees) and upon payment of an additional franchise fee.

  For each restaurant developed, a franchisee is currently obligated to pay to the Company a royalty fee equal to 4% of the restaurant's monthly gross sales. The Company's current form of development agreement requires an initial franchise fee of $35,000 for each restaurant developed during its term. The terms, royalties and advertising fees under a limited number of franchise agreements and the franchise fees under older development agreements vary from the currently offered arrangements.

  The Company's largest franchisee is Apple South, Inc. ("Apple South") headquartered in Madison, Georgia. Apple South is a publicly traded company and operated 146 Applebee's restaurants as of June 25, 1995. On June 30, 1995, Apple South acquired an additional 18 franchise restaurants for a total of 164 Applebee's restaurants. No other individual franchisee or group of affiliated franchisees has more than 40 restaurants. The Company recently entered into an agreement with Apple South which allowed Apple South to acquire certain franchise and development rights in Wisconsin and Chicago and imposed accelerated development schedules in Apple South's existing territories. Under the agreement, Apple South is restricted from opening or franchising any other casual dining restaurant concepts in the Chicago and Wisconsin territories until its development of Applebee's restaurants in those territories reaches specified targets. The agreement with Apple South also acknowledges that, in view of the significant amount of additional development territory acquired by Apple South in 1995, among other things, it is highly unlikely that, during the next four years, the Company will approve any transfers of Applebee's development territory to Apple South from another franchisee or directly grant Apple South any new Applebee's development territory.

  Advertising. Domestic franchisees are required to spend at least 1.5% of annual gross sales on local advertising and promotional activities, in addition to their 1.5% annual contribution to the national advertising account. Franchisees also promote the opening of each restaurant and the Company, subject to certain conditions, reimburses the franchisee for 50% of the out-of-pocket opening advertising expenditures, up to a maximum of $2,500. The Company can increase the combined amount of the monthly advertising fee and the amount required to be spent on local advertising and promotional activities to a maximum of 5% of gross sales.

  Training and Support. The Company provides ongoing advice and assistance to franchisees in connection with the operation and management of each restaurant through training sessions, meetings, seminars, on-premises visits, and by written or other material. Such advice and assistance relates to revisions to operating manual policies and procedures, and new developments, techniques, and improvements in restaurant management, food and beverage preparation, sales promotion, and service concepts.

  Quality Control. The Company continuously monitors franchisee operations and inspects restaurants, principally through its 19 full-time employed franchise consultants who report to the Company's two Directors of Franchise Operations. The Company makes both scheduled and unannounced inspections of restaurants to ensure that only approved products are in use and that Company prescribed practices and procedures are being followed. A minimum of three planned visits are made each year, during which a representative of the Company conducts an inspection and consultation at each restaurant. Franchisees must comply with the Company's high standards of quality, service, cleanliness, value, and courtesy. The Company has the right to terminate a franchise if a franchisee does not operate and maintain a restaurant in accordance with the Company's requirements.

  Franchise Business Council. The Company maintains a Franchise Business Council which provides advice to the Company regarding operations, marketing, product development and other aspects of restaurant operations for the purpose of improving the franchise system. The Franchise Business Council consists of seven franchisee representatives and two members of the Company's management. One of the franchisee representatives is a permanent member and any franchisee who operates at least 10% of the total number of system restaurants is reserved a seat (currently one franchisee). The remaining franchisee representatives are elected prior to and announced at the annual franchise convention.

  International Franchise Agreements. The Company has begun pursuing international franchising of the Applebee's concept under a long-term strategy of controlled expansion. This strategy includes seeking highly qualified franchisees with the resources to open multiple restaurants in each territory and the familiarity with the specific local business environment. The Company will initially focus on international franchising in Canada, the Caribbean, and northern Europe. In this regard, franchisees opened restaurants in Winnipeg, Manitoba, and the Caribbean island of Curacao during 1994, and in Puerto Rico in July 1995. In addition, the Company entered into a development agreement with its first European franchisee during 1994. The Company anticipates the first franchise restaurant in the Netherlands under this agreement to open in the fall of 1995. The success of further international expansion will be dependent upon, among other things, foreign acceptance of the Applebee's concept, and the Company's ability to attract qualified franchisees and operating personnel, to comply with the regulatory requirements of foreign jurisdictions, and to supervise international franchisee operations effectively.

  Franchise Financing. Although financing is the sole responsibility of the franchisee, the Company makes available to franchisees the names and addresses of financial institutions interested in financing the costs of restaurant land, building and equipment for qualified franchisees. None of these financial institutions is an affiliate or agent of the Company, and the Company has no control over the terms or conditions of any financing arrangement offered by these financial institutions. Under a previous franchise financing program, the Company provided a limited guaranty of loans made to certain franchisees. See Notes to Consolidated Financial Statements of the Company included elsewhere herein. On infrequent occasions, when the Company believes it is necessary to support franchise development in a strategic territory, the Company has made secured loans to franchisees, agreed to defer collection of royalties, or guaranteed equipment leases.

RIO BRAVO CANTINA RESTAURANTS

  General. As part of its overall growth strategy, the Company acquired the Rio Bravo Cantina chain of Mexican casual dining restaurants in March 1995. As of June 25, 1995, the Company operated 14 Rio Bravo Cantina restaurants in Florida, Georgia and Tennessee.

  Expansion. The Company is in the process of developing the franchising program for the Rio Bravo Cantina concept and the related Company support systems. The Company anticipates that the franchise preparation process will be completed and that the initial Rio Bravo Cantina franchisees will be selected in late 1995. Franchise restaurants are anticipated to begin opening in the second half of 1996.

  Additionally, the Company will continue developing Rio Bravo Cantina restaurants in the market areas where it currently has Rio Bravo Cantinas and will begin to open restaurants in other selected markets. The Company expects to open four Company owned Rio Bravo Cantina restaurants in 1995, of which two were open as of June 25, 1995, and five Company owned Rio Bravo Cantina restaurants in 1996.

  Concept. Rio Bravo Cantina restaurants offer generous portions of fresh Tex-Mex and Mexican cuisine at attractive prices. The restaurants feature tortillas made on the premises, fresh daily specials, a variety of signature margaritas and distinctive Mexican architecture and interior decor which create a festive atmosphere reminiscent of an authentic Mexican cantina. The design of the restaurants incorporates materials such as exposed brick, barn wood, Mexican tile floors and stucco walls embellished with various signs, inscriptions and other items depicting a rustic border motif.

  Rio Bravo Cantina restaurants can be located in either free-standing buildings or strip shopping centers and are adaptable to conversions of pre-existing restaurant sites. Existing locations, many of which are conversions of other restaurants, range in size from 6,600 to 10,300 square feet and seat between 225 and 450 customers. Most of the restaurants have a patio area providing additional seating during much of the year. The Company is currently refining a free-standing prototype, which is expected to be approximately 6,900 square feet, and will seat approximately 240 people with an optional outdoor patio area that seats approximately 45 patrons.

  Menu. Rio Bravo Cantina restaurants are open for lunch and dinner seven days a week. The menu includes traditional Mexican food items such as burritos, enchiladas, tamales and tacos. In addition, the menu offers a wide variety of other favorites such as beef, chicken and shrimp fajitas, quesadillas, shrimp dishes, and a variety of salads and desserts. A large variety of Mexican and domestic beers, Sangria, and signature margaritas are also featured. The lunch menu offers entrees priced from $4.55 to $7.75 and dinner entrees priced from $5.50 to $12.99. Rio Bravo Cantina restaurants currently have an average guest check, including alcoholic beverages, of between $11.75 and $12.75. During 1994, alcoholic beverages accounted for approximately 32% of total restaurant sales.

SPECIALTY RESTAURANTS

  In connection with the acquisition of the Rio Bravo Cantina concept, the Company also acquired four specialty restaurants, comprised of two Green Hills Grille restaurants in Nashville, Tennessee and Huntsville, Alabama, an upscale Rio Bravo Cantina called the Rio Bravo Grill in Atlanta, Georgia and Ray's on the River, in Atlanta, Georgia. The Company currently does not intend to expand any of the specialty restaurant concepts.

COMPETITION

  The restaurant industry is highly competitive with respect to price, service, location, concept and food type and quality, and competition is expected to intensify. There are a number of well-established competitors with substantially greater financial and other resources than the Company. Some of the Company's competitors have been in existence for a substantially longer period than the Company and may be better established in the markets where the Company's restaurants are or may be located. The restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, the availability and cost of suitable locations, and the type, number, and location of competing restaurants. The Company has begun to experience increased competition in attracting and retaining qualified management level operating personnel. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of and competition for hourly employees may adversely affect the restaurant industry in general and the Company's restaurants in particular.

SERVICE MARKS

  The Company owns the rights to the "Applebee's Neighborhood Grill & Bar" and "Rio Bravo Cantina" service marks and certain variations thereof in the United States and, with respect to the Applebee's mark, in various foreign countries. The Company is aware of names and marks similar to the service marks of the Company used by third parties in certain limited geographical areas. The Company does not know of any infringing uses that it believes would materially affect its business. The Company intends to protect its service marks by appropriate legal action where and when necessary.

EMPLOYEES

  At June 25, 1995, the Company employed approximately 12,600 full and part-time employees, of whom approximately 250 were corporate personnel, 800 were restaurant managers or manager trainees and 11,550 were employed in non-management full and part-time restaurant positions. Of the 250 corporate employees, 70 were in management positions and 180 were general office employees, including part-time employees.

  The Company considers its employee relations to be good. Most employees, other than restaurant management and corporate personnel, are paid on an hourly basis. The Company believes that it provides working conditions and wages that compare favorably with those of its competition. The Company has never experienced a work stoppage due to labor difficulty and the Company's employees are not covered by a collective bargaining agreement.

PROPERTIES

  At June 25, 1995, the Company owned or operated 115 Applebee's restaurants, of which it leased the land and building for 57 sites, owned the building and leased the land for 21 sites, and owned the land and building for 37 sites. The Company also owned 18 other restaurants (including 14 Rio Bravo Cantinas and four specialty restaurants), of which it leased the land and building for 10 sites and owned the land and building for eight sites. In addition, as of June 25, 1995, the Company owned five sites for future development of restaurants and had entered into 10 lease agreements for restaurant sites the Company plans to open during 1995 or 1996. The Company's leases generally have an initial term of 10 to 25 years, with renewal terms of 5 to 20 years, and provide for a fixed rental plus, in certain instances, percentage rentals based on gross sales.

  The Company owns an 80,000 square foot office building in which its corporate offices are headquartered in Overland Park, Kansas, located in the metropolitan Kansas City area. Approximately 40% of the building is currently leased to third parties until such time as the Company may need additional office space. The Company also leases office space in certain of the regions in which it operates restaurants.

GOVERNMENT REGULATION

  The Company's restaurants are subject to numerous federal, state, and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulation of the sale of alcoholic beverages. Each restaurant requires appropriate licenses from regulatory authorities allowing it to sell liquor, beer, and wine, and each restaurant requires food service licenses from local health authorities. The Company's licenses to sell alcoholic beverages must be renewed annually and may be suspended or revoked at any time for cause, including violation by the Company or its employees of any law or regulation pertaining to alcoholic beverage control, such as those regulating the minimum age of patrons or employees, advertising, wholesale purchasing, and inventory control. The failure of a restaurant to obtain or retain liquor or food service licenses could have a material adverse effect on its operations. In order to reduce this risk, each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

  The Company is subject to a variety of federal and state laws governing franchise sales and the franchise relationship. In general, these laws and regulations impose certain disclosure and registration requirements prior to the sale and marketing of franchises. Recent decisions of several state and federal courts and recently enacted or proposed federal and state laws demonstrate a trend toward increased protection of the rights and interests of franchisees against franchisors. Such decisions and laws may limit the ability of franchisors to enforce certain provisions of franchise agreements or to alter or terminate franchise agreements. Due to the scope of the Company's business and the complexity of franchise regulations, minor compliance problems may be encountered in the future; however, the Company does not believe any such compliance problems will have a material adverse effect on its business.

  Under certain court decisions and statutes, owners of restaurants and bars in some states in which the Company owns or operates restaurants may be held liable for serving alcohol to intoxicated customers whose subsequent conduct results in injury or death to a third party, and no assurance can be given that the Company will not be subject to such liability. The Company believes its insurance presently provides adequate coverage for such liability.

                                   MANAGEMENT

  The directors and executive officers of the Company are as follows:

   NAME                                AGE               POSITION
   ----                                ---               --------
   Abe J. Gustin, Jr.................. 60  Chairman of the Board of Directors
                                            and Chief Executive Officer
   Lloyd L. Hill...................... 51  President, Chief Operating Officer,
                                            and Director
   Ronald B. Reck..................... 46  Executive Vice President and
                                            Chief Administrative Officer
   Burton M. Sack..................... 57  Executive Vice President and Director
   George D. Shadid................... 41  Executive Vice President and
                                            Chief Financial Officer
   Robert A. Martin................... 64  Senior Vice President of Marketing
                                            and Director
   Stuart F. Waggoner................. 49  Senior Vice President of Operations
   D. Patrick Curran.................. 51  Director
   Eric L. Hansen..................... 46  Director
   Jack P. Helms...................... 42  Director
   Kenneth D. Hill.................... 61  Director
   Johyne H. Reck..................... 46  Director
   Raymond D. Schoenbaum.............. 49  Director

  Abe J. Gustin, Jr. has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin continues to serve as Chief Executive Officer of the Company. From 1983 to 1990, he also served as Chairman of Juneau Holding Co., a Kansas City, Missouri-based franchisee which operated Taco Bell restaurants. Mr. Gustin has over 15 years of experience in the restaurant industry. Mr. Gustin has an employment agreement with the Company that expires in December 1995.

  Lloyd L. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. From 1980 to 1994, he served as President and a director of Kimberly Quality Care, a home health care and nurse personnel staffing company. Mr. Lloyd Hill and Mr. Kenneth Hill are not related. Mr. Hill has an employment agreement with the Company that automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement.

  Ronald B. Reck was employed by the Company in March 1991. He served as Executive Vice President of Human Resources and Training until January 1993 when he was named Executive Vice President and Chief Administrative Officer. From 1987 until March 1991, he was a self-employed consultant to the Company in the personnel, human resources and corporate development areas. During the period from 1984 through 1990, he was President of Aero-Mark Services, Inc., a temporary health care personnel leasing service company located in Kansas City, Missouri. Mr. Reck's employment agreement with the Company expires on December 31, 1995, and he has indicated he will be leaving the Company in early 1996. Mr. Reck is the husband of Johyne Reck, a director of the Company.

  Burton M. Sack was elected a director and appointed an Executive Vice President of the Company effective October 24, 1994. Mr. Sack was the principal shareholder, a director and the president of Pub Ventures of New England, Inc., a former franchisee of the Company which was acquired by the Company in October 1994. Mr. Sack is also a director of Bay Street Restaurants and Restaurant Capital Corporation. Mr. Sack is on the board of advisors of Restaurant Associates, Inc. Mr. Sack has an employment agreement with the Company that expires in October 1995.

  George D. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. In November 1991, Gilbert/Robinson, Inc. filed a petition for bankruptcy, which was discharged in December 1992. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP. Mr. Shadid has an employment agreement with the Company that expires in December 1996.

  Robert A. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin, Chief Executive Officer of the Company, was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing. Mr. Martin has more than 12 years of experience in the restaurant industry.

  Stuart F. Waggoner has been an employee of the Company since December 1988 and served as the Executive Director of Franchise Operations until March 1991, when he became Vice President of Franchise Operations. In December 1994, Mr. Waggoner assumed the newly created position of Senior Vice President of Operations, with overall responsibility for franchise and Company owned Applebee's restaurant operations and international development. From October 1987 to December 1988, Mr. Waggoner was Vice President of Operations for Eateries', Inc., a restaurant company based in Oklahoma City, Oklahoma. From 1985 to July 1987, Mr. Waggoner was President of Pendleton's Bar & Grill in Dallas, Texas. From October 1974 to March 1985, Mr. Waggoner was Vice President of Restaurant Administration for TGI Friday's, Inc., in Dallas, Texas. Mr. Waggoner has more than 25 years of restaurant experience.

  D. Patrick Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies, a specialty chemical company, in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the Board of Directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all of which are publicly traded corporations.

  Eric L. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, McCollum and Hansen, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP.

  Jack P. Helms became a director of the Company in March 1994. He is presently President, CEO and a member of the Board of Directors in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. Mr. Helms also serves as a member of the Board of Directors for HPG International, Inc. From May 1978 to January 1986, Mr. Helms was a lawyer in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota.

  Kenneth D. Hill became a director of the Company in November 1992. He was employed by the Company in April 1991, serving as Executive Vice President and Chief Operating Officer until January 1994, when he was named President of International Development. Effective February 28, 1995, Mr. Hill resigned as an employee and officer of the Company and is currently a consultant to the Company. From May 1990 to March 1991 he was President and Chief Executive Officer of Creative Restaurant Management. In March 1992, Creative Restaurant Management filed a petition for bankruptcy, and the bankruptcy proceeding has not yet been discharged. Mr. Hill served as President and Chief Executive Officer of T.J. Cinnamons, Ltd., a gourmet bakery concept, from 1985 to 1990. He was President of Gilbert/Robinson, Inc. from 1973 to 1985. Mr. Hill has over 38 years of restaurant industry experience and is an honorary director of the National Restaurant Association.

  Johyne H. Reck was elected a director of the Company in May 1985. Ms. Reck currently serves as a consultant to the Company. She previously served as Secretary from May 1985 to January 1990, as Treasurer from May 1985 to December 1989, and as an Executive Vice President from March 1988 until April 1991. From March 1983 to 1991, she served as a director and President of Corner and Main Advertising, Inc., an advertising agency which she owned. Ms. Reck is the wife of Ronald B. Reck, Executive Vice President and Chief Administrative Officer of the Company.

  Raymond D. Schoenbaum was elected a director of the Company effective March 24, 1995 and serves as a consultant to the Company. He was the founder, majority shareholder, and chairman of the board of directors of Innovative Restaurant Concepts, Inc., operator of the Rio Bravo Cantina restaurant concept, prior to its acquisition by the Company in March 1995. Mr. Schoenbaum served as Vice Chairman of Restaurant Systems, Inc., a franchisee of Wendy's International, Inc., from 1974 until 1986 and was a Shoney's franchisee from 1971 until 1974.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information, as of June 25, 1995, regarding the beneficial ownership of Common Stock by (i) each director and executive officer, (ii) all executive officers and directors of the Company as a group,
(iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and (iv) each Selling Stockholder. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                  SHARES
                                     SHARES                    BENEFICIALLY
                               BENEFICIALLY OWNED              OWNED AFTER
                              PRIOR TO OFFERING(1) SHARES        OFFERING
                              --------------------  BEING  --------------------
                               NUMBER   PERCENT(%) OFFERED  NUMBER   PERCENT(%)
                              --------- ---------- ------- --------- ----------
Burton M. Sack(2)............ 2,203,000     7.8    100,000 2,103,000     6.9
Abe J. Gustin, Jr.(3)........ 1,582,000     5.6        --  1,582,000     5.2
Raymond D. Schoenbaum(4)..... 1,556,759     5.5        --  1,556,759     5.1
Ronald B. Reck(3)............   575,940     2.0        --    575,940     1.9
Lloyd L. Hill(3).............   119,000     *          --    119,000     *
Johyne H. Reck(3)............    80,500     *          --     80,500     *
Robert A. Martin(3)..........    76,000     *          --     76,000     *
Kenneth D. Hill(3)...........    74,000     *          --     74,000     *
Stuart F. Waggoner(3)........    71,450     *          --     71,450     *
George D. Shadid(3)..........    70,101     *          --     70,101     *
D. Patrick Curran(3).........    41,000     *          --     41,000     *
Eric L. Hansen(3)............    32,350     *          --     32,350     *
Jack P. Helms(3).............    19,500     *          --     19,500     *
All executive officers and
 directors as a group
 (13 persons)(3)............. 6,501,600    22.9    100,000 6,401,600    21.0
Massachusetts Financial       2,532,200     8.9        --  2,532,200     8.3
 Services Company(5).........
 500 Boylston Street
 Boston, MA 02116
Putnam Investments, Inc.(5).. 2,300,782     8.1        --  2,300,782     7.6
 One Post Office Square
 Boston, MA 02109
Richard J. Ferris(6).........   955,000     3.4    200,000   755,000     2.5
 1436 Ridge Road
 Northbrook, IL 60062

- --------
*Amounts are less than one percent.
(1) The mailing address for each person is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes shares held of record by family trusts and a family partnership of which Mr. Sack may be deemed the beneficial owner.
(3) Includes certain shares subject to options exercisable as of June 25, 1995, or within 60 days thereafter: 82,000 shares for Mr. Gustin, 99,500 shares for Mr. Reck, 119,000 shares for Lloyd L. Hill, 80,500 shares for Ms. Reck, 59,000 shares for Mr. Martin, 73,500 shares for Kenneth D. Hill, 63,500 shares for Mr. Waggoner, 70,101 shares for Mr. Shadid, 36,000 shares for Mr. Curran, 27,000 shares for Mr. Hansen, 18,000 shares for Mr. Helms, and 728,101 shares for all executive officers and directors as a group.
(4) Includes 114,826 shares held in escrow resulting from the recent merger of the Company with Innovative Restaurant Concepts, Inc. and its affiliates.
(5) Based on information contained on Schedule 13G for the year ended December 31, 1994.
(6) Includes shares held of record by a family partnership of which Mr. Ferris may be deemed the beneficial owner.

  Mr. Gustin is a party to a voting agreement that binds Mr. Reck, pursuant to which they have agreed to vote all voting securities of the Company held by them at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for the election of Mr. Gustin and Ms. Reck as directors of the Company at each election of directors,
(iii) to vote against the removal of Mr. Gustin and Ms. Reck as directors of the Company, and (iv) to vote their shares so that the Board of Directors has at least two independent directors at all times. In addition, in the event of the death of any of the parties, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates upon the death of any two of the parties. The voting agreement terminates in 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

  Mr. Ferris and Mr. Sack were owners of PVNE, which merged with and into the Company in a transaction completed in October 1994. Mr. Sack became a Director and an Executive Vice President of the Company, and entered into a one-year employment contract with the Company. Mr. Ferris, Mr. Sack and certain related entities were granted the right to participate in offerings of the Company's Common Stock, subject to certain restrictions, and to demand registration of up to 825,000 shares of Common Stock issued to them in the merger. These stockholders have exercised their demand registration rights, and, as a result, the Company has caused a registration statement on Form S-3 (the "Selling Stockholder Registration Statement") to become and remain effective for 824,000 shares held by these stockholders. The Selling Stockholders' demand registration rights were amended to allow the sale of 1,200,000 shares, less any shares sold in this offering and shares previously sold under the Selling Stockholder Registration Statement. Accordingly, subsequent to this offering, 716,500 shares will be available for sale under the Selling Stockholder Registration Statement. Mr. Ferris has agreed to refrain from making sales pursuant to the Selling Stockholder Registration Statement or otherwise until 45 days after the consummation of this offering. Mr. Sack, as a director of the Company, will have a 90 day lock-up period. See "Underwriting." The Company has agreed to maintain the effectiveness of the Selling Stockholder Registration Statement until 105 days after the expiration of Mr. Ferris' lock-up period, which will permit the Selling Stockholders to sell the remaining 716,500 shares upon expiration of their respective lock-up periods.

                                  UNDERWRITING

  The Company and the Selling Stockholders have entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc., Dillon, Read & Co. Inc., and Montgomery Securities are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below.

                                                                        NUMBER
      UNDERWRITERS                                                     OF SHARES
      ------------                                                     ---------
      Piper Jaffray Inc...............................................
      Dillon, Read & Co. Inc..........................................
      Montgomery Securities ..........................................
                                                                       ---------
          Total Underwriters (  )..................................... 2,400,000
                                                                       =========

  Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or decreased or the Purchase Agreement may be terminated.

  The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not more
than $    per share. Additionally, the Underwriters may allow, and such dealers
may reallow, a concession not in excess of $     per share to certain other
dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.

  In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market immediately prior to the commencement of sales in this offering, in accordance with Rule 10b-6A under the Securities Exchange Act of 1934. Passive market making consists of displaying bids on The Nasdaq Stock Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 360,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

  The Company, its executive officers, directors, and certain other officers have agreed that they will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives, except that the Company may issue shares pursuant to the over-allotment option. Richard J. Ferris, one of the Selling Stockholders, has agreed that he will not sell, offer to sell, issue, distribute or otherwise dispose of any shares of Common Stock for a period of 45 days after the consummation of this offering. See "Principal and Selling Stockholders."

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                    EXPERTS

  The consolidated financial statements of Applebee's International, Inc. and subsidiaries (the "Company"), except for Pub Ventures of New England, Inc. ("PVNE") for the fiscal years ended December 31, 1993 and 1992 and Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P. and CG Restaurant Partners, Ltd. ("IRC"), included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, as stated in their report appearing and incorporated by reference herein. The financial statements of PVNE for the year ended December 31, 1993 (consolidated with those of the Company) have been audited by Coopers & Lybrand L.L.P., and the financial statements of PVNE for the year ended December 31, 1992 (consolidated with those of the Company) have been audited by Kennedy & Lehan, P.C., as stated in their reports included and incorporated by reference herein. The combined financial statements of IRC as of December 25, 1994 and December 26, 1993 and for each of the three years in the period ended December 25, 1994 (consolidated with those of the Company and incorporated by reference herein) have been audited by Arthur Andersen LLP, as stated in their report included and incorporated by reference herein. Such financial statements of the Company (which include PVNE for the fiscal years ended December 31, 1993 and 1992 and IRC for the fiscal years ended December 25, 1994, December 26, 1993 and December 27, 1992), and such separate combined financial statements of IRC are included or incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing are independent auditors.

                                 LEGAL OPINION

  The validity of the Common Stock offered hereby will be passed upon for the Company by Robert T. Steinkamp, counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Faegre & Benson Professional Limited Liability Partnership, Minneapolis, Minnesota and for the Company by Blackwell Sanders Matheny Weary & Lombardi L.C., Kansas City, Missouri.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock being offered in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto to which reference is hereby made. For further information regarding the Company and the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                           INCORPORATION BY REFERENCE

  The following documents which have been filed with the Commission by the Company are hereby incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1994 (except for the consolidated financial statements which have been superseded by the consolidated financial statements included in the Company's Current Report on Form 8-K dated May 15, 1995 and in the Registration Statement).

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 26, 1995.

    3. The Company's Current Reports on Form 8-K dated December 8, 1994, March 1, 1995, March 23, 1995, and May 15, 1995.

    4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective September 27, 1989.

    5. The description of the Company's Rights to purchase Series A Participating Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A dated September 12, 1994.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Such requests should be directed to the Company, 4551 West 107th Street, Suite 100, Overland Park, Kansas 66207,
Attention: Robert T. Steinkamp, Secretary, telephone (913) 967-4000.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FISCAL YEARS ENDED DECEMBER 25, 1994, DECEMBER 26, 1993 AND DECEMBER 27,
 1992:
  Independent Auditors' Reports........................................... F-2
  Consolidated Balance Sheets as of December 25, 1994 and December 26,
   1993................................................................... F-6
  Consolidated Statements of Earnings for the Fiscal Years Ended December
   25, 1994,
   December 26, 1993 and December 27, 1992................................ F-7
  Consolidated Statements of Stockholders' Equity for the Fiscal Years
   Ended
   December 25, 1994, December 26, 1993 and December 27, 1992............. F-8
  Consolidated Statements of Cash Flows for the Fiscal Years Ended Decem-
   ber 25, 1994,
   December 26, 1993 and December 27, 1992................................ F-9
  Notes to Consolidated Financial Statements.............................. F-11
13 WEEKS ENDED MARCH 26, 1995 AND MARCH 27, 1994 (UNAUDITED):
  Consolidated Balance Sheets as of March 26, 1995 and December 25, 1994.. F-26
  Consolidated Statements of Earnings for the 13 Weeks Ended March 26,
   1995 and
   March 27, 1994......................................................... F-27
  Consolidated Statement of Stockholders' Equity for the 13 Weeks Ended
   March 26, 1995......................................................... F-28
  Consolidated Statements of Cash Flows for the 13 Weeks Ended March 26,
   1995 and
   March 27, 1994......................................................... F-29
  Notes to Consolidated Financial Statements.............................. F-30

                          INDEPENDENT AUDITORS' REPORT

Applebee's International, Inc.:

  We have audited the accompanying consolidated balance sheets of Applebee's International, Inc. and subsidiaries (the "Company") as of December 25, 1994 and December 26, 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 25, 1994. The consolidated financial statements give effect to the merger on March 23, 1995 of a wholly-owned subsidiary of Applebee's International, Inc. with and into Innovative Restaurant Concepts, Inc., which has been accounted for using the pooling of interests method as described in Note 4 to the consolidated financial statements. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Pub Ventures of New England, Inc. for the fiscal years ended December 31, 1993 and 1992, which financial statements reflect total assets constituting approximately 7% of the related consolidated financial statement total for 1993 and which reflect total operating revenues constituting approximately 15% and 17% of the related consolidated financial statement totals for the fiscal years ended December 26, 1993 and December 27, 1992, respectively. We also did not audit the combined financial statements of Innovative Restaurant Concepts, Inc., which financial statements reflect total assets constituting approximately 16% and 18% of the related consolidated financial statement totals for 1994 and 1993, respectively, and which reflect total operating revenues constituting approximately 20%, 22% and 29% of the related consolidated financial statement totals for each of the fiscal years ended December 25, 1994, December 26, 1993 and December 27, 1992, respectively. The financial statements of Pub Ventures of New England, Inc. and the combined financial statements of Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P., and CG Restaurant Partners, Ltd. (collectively referred to as "IRC") were audited by other auditors, whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts indicated for Pub Ventures of New England, Inc. and IRC in the consolidated financial statements, is based solely on the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the aforementioned reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applebee's International, Inc. and subsidiaries at December 25, 1994 and December 26, 1993, and the consolidated results of their operations and cash flows for each of the three fiscal years in the period ended December 25, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
May 15, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Innovative Restaurant Concepts, Inc. and the Partners of Cobb/Gwinnett Rio, Ltd.,
Rio Real Estate, L.P., and
CG Restaurant Partners, Ltd.:

  We have audited the accompanying combined balance sheets of INNOVATIVE RESTAURANT CONCEPTS, INC. (a Georgia corporation) AND SUBSIDIARIES, COBB/GWINNETT RIO, LTD. (a Georgia limited partnership), RIO REAL ESTATE, L.P. (a Georgia limited partnership), AND CG RESTAURANT PARTNERS, LTD. (a Georgia limited partnership) as of December 25, 1994 and December 26, 1993 and the related combined statements of operations, stockholders' equity and partners' capital, and cash flows for each of the three years in the period ended December 25, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Restaurant Concepts, Inc. and subsidiaries, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P., and CG Restaurant Partners, Ltd., as of December 25, 1994 and December 26, 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1994 in conformity with generally accepted accounting principles.

  As discussed in Note 9 to the financial statements, the stockholders and partners of the Companies entered into an agreement on October 14, 1994 to exchange 100% of the outstanding common stock and partnership units of the Companies for common stock of an unrelated entity.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
March 22, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Pub Ventures of New England, Inc.:

  We have audited the balance sheet of Pub Ventures of New England, Inc. as of December 31, 1993 and the related statements of income, retained earnings and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pub Ventures of New England, Inc. as of December 31, 1993 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND

Boston, Massachusetts
January 29, 1994

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
Pub Ventures of New England, Inc.
Weston, Massachusetts

  We have audited the balance sheet of Pub Ventures of New England, Inc. at December 31, 1992 and the related statements of income, retained earnings and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pub Ventures of New England, Inc. at December 31, 1992 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  The Company changed its method of accounting for startup costs during the year ended December 31, 1992.

KENNEDY & LEHAN

Quincy, Massachusetts
January 28, 1993

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                      DECEMBER 25, DECEMBER 26,
                                                          1994         1993
                                                      ------------ ------------
Current assets:
  Cash and cash equivalents..........................   $  9,634     $  8,054
  Short-term investments, at market value in 1994 and
   amortized cost in 1993 (amortized cost of $9,046
   in 1994 and market value of $11,178 in 1993)......      8,893       10,557
  Receivables (less allowance for bad debts of $740
   in 1994 and $322 in 1993).........................      7,396        6,295
  Inventories........................................      5,159        2,280
  Prepaid and other current assets...................      2,887        1,671
                                                        --------     --------
    Total current assets.............................     33,969       28,857
Property and equipment, net..........................    114,729       77,260
Goodwill, net........................................     21,113       22,403
Franchise interest and rights, net...................      6,401        7,009
Other assets.........................................      3,802        3,151
                                                        --------     --------
                                                        $180,014     $138,680
                                                        ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand note and current portion of notes payable...   $  3,505     $  1,934
  Current portion of obligations under noncompetition
   and consulting agreement..........................        220          244
  Accounts payable...................................     10,750        9,457
  Accrued expenses and other current liabilities.....     16,713       11,444
  Accrued dividends..................................      1,269          879
  Accrued income taxes...............................      1,169        2,365
                                                        --------     --------
    Total current liabilities........................     33,626       26,323
                                                        --------     --------
Non-current liabilities:
  Notes payable--less current portion................     34,312       16,787
  Franchise deposits.................................      1,355        1,263
  Obligations under noncompetition and consulting
   agreement--less current portion...................        660          880
  Deferred income taxes..............................        715          258
                                                        --------     --------
    Total non-current liabilities....................     37,042       19,188
                                                        --------     --------
    Total liabilities................................     70,668       45,511
Minority interest in joint venture...................        558          489
Commitments and contingencies (Notes 6, 7 and 11)
Stockholders' equity:
  Preferred stock--par value $0.01 per share: autho-
   rized--1,000,000 shares; no shares issued.........        --           --
  Common stock--par value $0.01 per share: autho-
   rized--125,000,000 shares as adjusted; issued--
   28,295,479 shares in 1994 and 28,185,720 shares in
   1993..............................................        283          282
  Additional paid-in capital.........................     78,675       73,397
  Retained earnings..................................     30,775       19,850
  Unrealized loss on short-term investments, net of
   income taxes......................................        (96)         --
                                                        --------     --------
                                                         109,637       93,529
  Treasury stock--281,772 shares in 1994 and 1993, at
   cost..............................................       (849)        (849)
                                                        --------     --------
    Total stockholders' equity.......................    108,788       92,680
                                                        --------     --------
                                                        $180,014     $138,680
                                                        ========     ========

                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 25, DECEMBER 26, DECEMBER 27,
                                              1994         1993         1992
                                          ------------ ------------ ------------
Revenues:
  Company restaurant sales..............    $222,445     $159,482     $85,459
  Franchise income......................      31,419       21,324      14,319
                                            --------     --------     -------
    Total operating revenues............     253,864      180,806      99,778
                                            --------     --------     -------
Cost of Company restaurant sales:
  Food and beverage.....................      64,819       46,757      26,028
  Labor.................................      70,777       50,950      27,663
  Direct and occupancy..................      53,883       37,283      20,489
  Pre-opening expense...................       2,093        1,588         768
                                            --------     --------     -------
    Total cost of Company restaurant
     sales..............................     191,572      136,578      74,948
                                            --------     --------     -------
General and administrative expenses.....      29,167       22,526      14,573
Merger costs............................         920          --          --
Amortization of intangible assets.......       2,033        1,934       1,031
Loss on disposition of restaurants and
 equipment..............................         861           91         --
                                            --------     --------     -------
Operating earnings......................      29,311       19,677       9,226
                                            --------     --------     -------
Other income (expense):
  Investment income.....................       1,065        1,675       1,623
  Interest expense......................      (2,029)      (1,075)       (599)
  Other income (expense)................         253          179          33
                                            --------     --------     -------
    Total other income (expense)........        (711)         779       1,057
                                            --------     --------     -------
Earnings before income taxes............      28,600       20,456      10,283
Income taxes............................       9,453        6,693       3,472
                                            --------     --------     -------
Net earnings............................      19,147       13,763       6,811
Pro forma provision for income taxes of
 pooled companies.......................       1,324        1,212         476
                                            --------     --------     -------
Pro forma net earnings..................    $ 17,823     $ 12,551     $ 6,335
                                            ========     ========     =======
Pro forma net earnings per common share.    $   0.64     $   0.46     $  0.26
                                            ========     ========     =======
Weighted average shares outstanding.....      27,970       27,543      24,755


                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                UNREALIZED
                           COMMON STOCK    ADDITIONAL             LOSS ON                TOTAL
                         -----------------  PAID-IN   RETAINED  SHORT-TERM  TREASURY STOCKHOLDERS'
                           SHARES   AMOUNT  CAPITAL   EARNINGS  INVESTMENTS  STOCK      EQUITY
                         ---------- ------ ---------- --------  ----------- -------- -------------
Balance, December 29,
 1991...................  6,682,114  $ 67   $28,440   $ 3,074      $--       $(849)    $ 30,732
 Issuance of common
  stock from public of-
  fering................  2,085,000    21    29,322       --        --         --        29,343
 Dividends on common
  stock, at a rate of
  $0.03 per share.......        --    --        --       (613)      --         --          (613)
 Stock options exer-
  cised.................    110,361     1     1,174       --        --         --         1,175
 Income tax benefit upon
  exercise of stock op-
  tions.................        --    --        365       --        --         --           365
 Transactions of pooled
  companies prior to
  acquisition, net......        --    --      1,490      (742)      --         --           748
 Pro forma provision for
  income taxes of pooled
  companies.............        --    --        --        476       --         --           476
 Pro forma net earnings.        --    --        --      6,335       --         --         6,335
                         ----------  ----   -------   -------      ----      -----     --------
Balance, December 27,
 1992...................  8,877,475    89    60,791     8,530       --        (849)      68,561
 Effect of stock splits. 17,754,950   187       --       (187)      --         --           --
 Issuance of common
  stock in connection
  with acquisition of
  restaurants...........  1,276,596     4     9,996       --        --         --        10,000
 Dividends on common
  stock, at a rate of
  $0.04 per share.......        --    --        --       (879)      --         --          (879)
 Stock options exer-
  cised.................    276,699     2     1,230       --        --         --         1,232
 Income tax benefit upon
  exercise of stock op-
  tions.................        --    --        801       --        --         --           801
 Transactions of pooled
  companies prior to
  acquisition, net......        --    --        579    (1,377)      --         --          (798)
 Pro forma provision for
  income taxes of pooled
  companies.............        --    --        --      1,212       --         --         1,212
 Pro forma net earnings.        --    --        --     12,551       --         --        12,551
                         ----------  ----   -------   -------      ----      -----     --------
Balance, December 26,
 1993................... 28,185,720   282    73,397    19,850       --        (849)      92,680
 Dividends on common
  stock, at a rate of
  $0.05 per share.......        --    --        --     (1,269)      --         --        (1,269)
 Stock options exer-
  cised.................    109,759     1       661       --        --         --           662
 Income tax benefit upon
  exercise of stock op-
  tions.................        --    --        215       --        --         --           215
 Unrealized loss on
  short-term invest-
  ments, net of income
  taxes.................        --    --        --        --        (96)       --           (96)
 Transactions of pooled
  companies prior to
  acquisition, net......        --    --      4,402    (6,953)      --         --        (2,551)
 Pro forma provision for
  income taxes of pooled
  companies.............        --    --        --      1,324       --         --         1,324
 Pro forma net earnings.        --    --        --     17,823       --         --        17,823
                         ----------  ----   -------   -------      ----      -----     --------
Balance, December 25,
 1994................... 28,295,479  $283   $78,675   $30,775      $(96)     $(849)    $108,788
                         ==========  ====   =======   =======      ====      =====     ========

                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              FISCAL YEAR ENDED
                                                    --------------------------------------
                                                    DECEMBER 25, DECEMBER 26, DECEMBER 27,
                                                        1994         1993         1992
                                                    ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Pro forma net earnings..........................    $ 17,823     $ 12,551     $  6,335
  Adjustments to reconcile pro forma net earnings
   to net cash
   provided by operating activities:
    Depreciation and amortization.................       8,997        6,159        3,738
    Amortization of intangible assets.............       2,033        1,934        1,031
    Gain on sale of investments...................        (112)        (312)         --
    Deferred income tax provision (benefit).......         100         (271)          71
    Loss on disposition of restaurants and equip-
     ment.........................................         661           91          115
    Pro forma provision for income taxes of pooled
     companies....................................       1,324        1,212          476
  Changes in assets and liabilities (exclusive of
   effects of
   acquisitions other than pooled companies):
    Receivables...................................      (1,101)      (1,699)      (2,230)
    Inventories...................................      (2,879)      (1,008)        (160)
    Prepaid and other current assets..............        (802)        (509)        (452)
    Assets held for resale........................         --           725         (725)
    Accounts payable..............................       1,293        5,068        1,716
    Accrued expenses and other current liabili-
     ties.........................................       5,269        4,268        1,242
    Accrued income taxes..........................        (672)       1,631         (392)
    Franchise deposits............................          92          189          471
    Other.........................................      (1,198)      (2,325)         381
                                                      --------     --------     --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES.....      30,828       27,704       11,617
                                                      --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.............      (8,306)      (4,961)     (33,685)
  Maturities and sales of short-term investments..       9,942       25,575       21,035
  Purchases of marketable securities..............         --          (499)     (14,836)
  Maturities and sales of marketable securities...         --         5,142          --
  Purchases of property and equipment.............     (45,419)     (45,664)     (13,156)
  Acquisitions of restaurants.....................      (3,315)     (12,800)         --
  Investment in joint venture interest............         --           --        (1,295)
  Proceeds from sale of restaurants and equipment.       1,474        3,078          --
                                                      --------     --------     --------
    NET CASH USED BY INVESTING ACTIVITIES.........     (45,624)     (30,129)     (41,937)
                                                      --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock from pub-
   lic offering...................................         --           --        29,343
  Dividends paid..................................        (879)        (613)        (276)
  Cash transactions of pooled companies prior to
   acquisition, net...............................      (2,543)      (1,018)        (517)
  Issuance of common stock upon exercise of stock
   options........................................         662        1,232        1,175
  Income tax benefit upon exercise of stock op-
   tions..........................................         215          801          365
  Proceeds from issuance of notes payable.........      27,116       13,709        6,696
  Payments on notes payable.......................      (8,020)      (7,675)      (5,321)
  Payments under noncompetition and consulting
   agreement......................................        (244)         --           --
  Minority interest in net earnings of joint ven-
   ture...........................................          69           54           11
                                                      --------     --------     --------
    NET CASH PROVIDED BY FINANCING ACTIVITIES.....      16,376        6,490       31,476
                                                      --------     --------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........       1,580        4,065        1,156
CASH AND CASH EQUIVALENTS, beginning of period....       8,054        3,989        2,833
                                                      --------     --------     --------
CASH AND CASH EQUIVALENTS, end of period..........    $  9,634     $  8,054     $  3,989
                                                      ========     ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Income taxes..................................    $  9,806     $  5,114     $  3,501
                                                      ========     ========     ========
    Interest......................................    $  1,927     $    849     $    598
                                                      ========     ========     ========

                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  In connection with IRC's acquisition of an unrelated restaurant company during 1992, a pooled company issued common stock having a fair value of approximately $1,265,000.

  In connection with the acquisition of 14 restaurants during 1993, the Company issued or assumed notes payable aggregating $2,463,000, entered into a noncompetition and consulting agreement in the amount of $1,124,000 and issued additional common stock aggregating $10,000,000 (see Note 4).

  Marketable securities of $10,505,000 were reclassified to short-term investments during 1993.

  A two-for-one stock split effected as a 100% stock dividend was declared and distributed during 1993 and a three-for-two stock split effected as a 50% stock dividend was declared in 1993 and distributed in January 1994, resulting in adjustments of $187,000 to common stock and retained earnings (see Note 12).

  During 1993, the Company recorded additional goodwill and income tax liabilities of $1,000,000 resulting from changes in the purchase price allocations of previous business combinations. During 1994, this amount was reduced by $524,000 as a result of the IRS settlement (see Note 10).

DISCLOSURE OF ACCOUNTING POLICY:

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.




                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  Applebee's International, Inc. (the "Company") develops, operates and franchises a national chain of casual dining restaurants under the name "Applebee's Neighborhood Grill & Bar." As of December 25, 1994, there were 505 Applebee's restaurants, of which 408 were operated by franchisees and 97 were owned or operated by the Company. Such restaurants were located in 43 states, one Canadian province, and the Caribbean island of Curacao. After giving retroactive effect to the merger with Innovative Restaurant Concepts, Inc. discussed in Note 4, the Company also operated 16 other restaurants, including 12 Rio Bravo Cantinas, as of December 25, 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation: The consolidated financial statements have been prepared to give retroactive effect to the merger with Innovative Restaurant Concepts, Inc. ("IRC") on March 23, 1995 (see Note 4). Beginning in fiscal 1995, the cost of meals provided to employees and other complimentary meals have been classified as labor costs and direct and occupancy costs, respectively. Previously, the retail price of such meals was reflected in Company restaurant sales with corresponding amounts reflected as labor costs or direct and occupancy costs. The consolidated financial statements for all periods presented have been reclassified to conform to the presentation adopted in fiscal 1995, the effects of which were not material.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its controlled-interest joint venture. All material intercompany profits, transactions and balances have been eliminated.

  Fiscal year: The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years ended December 25, 1994, December 26, 1993 and December 27, 1992 each contained 52 weeks, and are referred to hereafter as 1994, 1993 and 1992, respectively.

  Short-term investments and marketable securities: Short-term investments and marketable securities are comprised of U.S. government and agency securities, certificates of deposit, state and municipal bonds and preferred stocks. Such securities are classified based upon the Company's intent and ability to hold these securities. Gains and losses from sales are determined using the specific identification method.

  The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of the beginning of its 1994 fiscal year, the cumulative effect of which was not material. Statement No. 115 addresses the accounting and reporting for certain investments in debt and equity securities by requiring such investments to be classified in hold-to-maturity, available-for-sale, or trading categories. In accordance with Statement No. 115, prior years' financial statements have not been restated to reflect the change in accounting method. At December 26, 1993, marketable securities were carried at the lower of amortized cost or aggregate market.

  Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Pre-opening costs: The Company expenses direct training and other costs related to opening new or relocated restaurants as incurred. IRC's method of accounting for pre-opening costs has been conformed with the Company's method of accounting for such costs in the consolidated financial statements.

  Property and equipment: Property and equipment are stated at cost. Depreciation is provided primarily on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES over the shorter of the estimated useful life or the lease term of the related asset. The general ranges of original depreciable lives are as follows:

                                                 YEARS
                                                 -----
             Buildings..........................   20
             Leasehold improvements............. 5-20
             Furniture and equipment............  3-7

  Goodwill: Goodwill represents the excess of cost over fair market value of net assets acquired by the Company. Goodwill is being amortized over periods ranging from 15 to 20 years on a straight-line basis. Accumulated amortization at December 25, 1994 and December 26, 1993 was $2,275,000 and $1,135,000,
respectively.

  Franchise interest and rights: Franchise interest and rights represent allocations of purchase price to either the purchased restaurants or franchise operations acquired. The allocated costs are amortized over the estimated life of the restaurants or the franchise agreements on a straight-line basis ranging from 7 to 20 years. Accumulated amortization at December 25, 1994 and December 26, 1993 was $4,549,000 and $3,927,000, respectively.

  Franchise revenues: Franchise revenues are recognized in accordance with Statement of Financial Accounting Standards No. 45 which requires deferral until substantial performance of franchisor obligations is complete. Initial franchise fees, included in franchise income in the consolidated statements of earnings, totaled $3,753,000, $2,893,000 and $1,548,000 for 1994, 1993 and
1992, respectively.

  Earnings per share: Earnings per share are computed based on the weighted average number of common shares outstanding. The shares issuable under the Employee Stock Option Plan (see Note 13) are excluded from the computations, because their dilutive effect is not material. All references to the number of shares and per share amounts have been restated to reflect all stock splits declared by the Company (see Note 12).

3. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods were used in estimating fair value disclosures for significant financial instruments of the Company. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments. The carrying amount of short-term investments is based on quoted market prices. The fair value of the Company's notes payable is estimated based on quotations made on similar issues.

  The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                DECEMBER 25,     DECEMBER 26,
                                                    1994             1993
                                              ---------------- ----------------
                                              CARRYING  FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE   AMOUNT   VALUE
                                              -------- ------- -------- -------
      Cash and cash equivalents.............. $ 9,634  $ 9,634 $ 8,054  $ 8,054
      Short-term investments................. $ 8,893  $ 8,893 $10,557  $10,557
      Notes payable.......................... $37,817  $36,567 $18,721  $18,721

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

4. ACQUISITIONS

  IRC Merger: On March 23, 1995, a wholly-owned subsidiary of the Company merged with and into Innovative Restaurant Concepts, Inc. ("IRC"), referred to herein as the "IRC Merger". Immediately prior to the IRC Merger, IRC's affiliated limited partnerships, Cobb/Gwinnett Rio, Ltd., Rio Real Estate, L.P. and CG Restaurant Partners, Ltd., were liquidated, and contemporaneously with the IRC Merger, the Company acquired the interests of the limited partners in the distributed assets of these partnerships. As a result of the IRC Merger, IRC became a wholly-owned subsidiary of the Company. A total of approximately 2,630,000 shares of the Company's newly-issued common stock was issued to the shareholders and limited partners of IRC, including IRC shares issued in 1995 upon the exercise of IRC stock options prior to the IRC Merger. IRC employees also exchanged pre-existing stock options for options to purchase approximately 147,000 shares of the Company's common stock. Of such shares and options, 7.5% were placed in escrow to address potential adjustments during the escrow period that will end December 23, 1995. In addition, the Company assumed approximately $13,700,000 of IRC indebtedness, of which $1,270,000 was repaid at closing. At the time of the IRC Merger, IRC operated 17 restaurants, 13 of which were Rio Bravo Cantinas, a Mexican restaurant concept, and four were other specialty restaurants.

  The IRC Merger was accounted for as a pooling of interests and accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of the merged entities for all periods presented. All share amounts have been restated to reflect the total number of shares issued in the IRC Merger for all periods presented. Separate results of the two entities for the fiscal years ended December 25, 1994, December 26, 1993, and December 27, 1992 were as follows (amounts in thousands):

                                          COMPANY                         PRO
                                         (INCLUDING          PRO FORMA   FORMA
                                           PVNE)      IRC   ADJUSTMENTS COMBINED
                                         ---------- ------- ----------- --------
      1994:
        Net sales.......................  $170,933  $51,512    $ --     $222,445
        Net earnings....................  $ 15,780  $ 2,242    $(199)   $ 17,823
      1993:
        Net sales.......................  $118,868  $40,614    $ --     $159,482
        Net earnings....................  $ 11,375  $ 1,222    $ (46)   $ 12,551
      1992:
        Net sales.......................  $ 56,993  $28,466    $ --     $ 85,459
        Net earnings....................  $  5,819  $   612    $ (96)   $  6,335

  Adjustments have been made to eliminate the impact of intercompany balances and to record provisions for pro forma income taxes for certain affiliates of IRC. Merger costs of $1,770,000 relating to the IRC merger have been expensed in the first quarter of 1995. Merger costs include investment banking fees, legal and accounting fees, and other merger related expenses.

  PVNE Merger: On October 24, 1994, a wholly-owned subsidiary of the Company merged with and into Pub Ventures of New England, Inc. ("PVNE"), referred to herein as the "PVNE Merger". As a result of the PVNE Merger, PVNE became a wholly-owned subsidiary of the Company. The shareholders of PVNE received an aggregate of 3,300,000 shares of the Company's newly-issued common stock. At the time of the PVNE Merger, PVNE operated 14 Applebee's restaurants, and several restaurant sites were under development. The PVNE Merger was accounted for as a pooling of interests. Merger costs of $920,000, which were expensed upon completion of the PVNE Merger in the fourth quarter of 1994, have been included in the Company's consolidated statement of earnings for 1994. Merger costs include investment banking fees, legal and accounting fees, and severance and benefits-related costs. The impact of these costs on pro forma net earnings per common share was approximately $0.03 in 1994.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

  Minnesota restaurant acquisition: Effective February 26, 1993, the Company entered into an agreement to acquire 14 franchise restaurants and certain restaurant sites under development in Minnesota, all of which were owned and operated by a franchisee through a limited partnership (the "Partnership"). The above transaction is referred to herein as the "Minnesota Acquisition."

  While the transaction remained in escrow (February 27, 1993 through August 15, 1993), an affiliate of the Partnership managed the restaurants. Under this management arrangement, the Partnership paid management fees to its affiliate in an amount equal to 8% of the Partnership's net sales (as defined in the management agreement). For financial reporting purposes, the Minnesota Acquisition was determined to have occurred as of February 26, 1993, with the earnings of the acquired restaurants accruing to the Company since that date. The Minnesota Acquisition has been recorded under the purchase method of accounting and, accordingly, the 1993 financial statements reflect the Minnesota Acquisition, the related purchase accounting adjustments and the results of operations of the acquired restaurants subsequent to February 26, 1993. Management fees paid to the Partnership's affiliate totaling approximately $1,117,000 are included in "general and administrative expenses" in the accompanying statement of earnings for 1993.

  The Minnesota Acquisition purchase price, including related transaction costs, aggregated $23,548,000, composed of (i) cash payments of $10,741,000,
(ii) newly issued promissory notes totaling $1,664,000, (iii) a promissory note of the Partnership in the amount of $799,000, which has been assumed by the Company, and (iv) $10,000,000 of aggregate value of the Company's common stock (1,276,596 shares).

  The Minnesota Acquisition purchase price has been allocated to the fair value of net assets acquired, and goodwill totaling $17,959,000 has been recorded in connection with the Acquisition and is being amortized over 20 years on a straight-line basis. The Minnesota Acquisition purchase price has been allocated in the financial statements as follows (in thousands):

             Property and equipment........... $ 6,491
             Inventories......................     243
             Deferred income taxes............  (1,145)
             Goodwill.........................  17,959
                                               -------
                 Total........................ $23,548
                                               =======

  The Company also entered into a noncompetition and consulting agreement with certain affiliates of the Partnership. This agreement provides for annual payments over a five year term aggregating $1,124,000, which have been recorded as an asset and liability in the consolidated balance sheet as of December 26, 1993. The asset, included in "other assets," is being amortized over a five-year period and the amortization is included in "amortization of intangible assets" in the consolidated statement of earnings for 1993.

  The following summarized unaudited pro forma results of operations of the Company (in thousands, except per share amounts) for 1993 and 1992 assume the Minnesota Acquisition occurred as of the beginning of the respective periods. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would actually have resulted had the Minnesota Acquisition been effected as of the dates indicated, or which may result in the future.

                                              1993                 1992
                                      -------------------- --------------------
                                                    PRO                  PRO
                                      AS REPORTED  FORMA   AS REPORTED  FORMA
                                      ----------- -------- ----------- --------
   Company restaurant sales..........  $159,482   $164,322   $85,459   $109,997
   Earnings before income taxes......  $ 20,456   $ 21,545   $10,283   $ 11,355
   Pro forma net earnings............  $ 12,551   $ 13,147   $ 6,335   $  6,597
   Pro forma net earnings per common
    share............................  $   0.46   $   0.47   $  0.26   $   0.25
   Weighted average shares outstand-
    ing..............................    27,543     27,753    24,755     26,031

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

  Other restaurant acquisitions: During 1992, IRC issued common stock in exchange for substantially all the operating assets and liabilities of an unrelated restaurant company. The aggregate purchase price, including associated costs and liabilities assumed of approximately $1,579,000, totaled approximately $2,868,000. This acquisition has been accounted for as a purchase, and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The acquisition resulted in goodwill of approximately $1,799,000, which is being amortized on a straight-line basis over 20 years. The operating results of the acquired company are included in the statements of operations beginning on the date of acquisition.

  During 1993, the Company acquired the operations of two franchise restaurants and the related leasehold improvements, furniture and fixtures and rights to future development of restaurants in the franchise territories. The Company also acquired the land and building related to one of the restaurants. The total purchase price, for financial reporting purposes, was approximately $1,903,000 (including cash payments to the seller of $1,800,000). The purchase price has been allocated to the fair value of net assets acquired, and resulted in an allocation to goodwill of approximately $612,000. The 1993 financial statements reflect the results of operations of such restaurants subsequent to the date of acquisition.

  In addition, during 1994 the Company acquired the operations of two franchise restaurants and the related land, furniture and fixtures. The total purchase price was approximately $3,315,000 and has been allocated to the fair value of net assets acquired, and resulted in an allocation to goodwill of $515,000. The 1994 financial statements reflect the results of operations of such restaurants subsequent to the date of acquisition.

5. RECEIVABLES

  Receivables are comprised of the following (in thousands):

                                                     DECEMBER 25, DECEMBER 26,
                                                         1994         1993
                                                     ------------ ------------
      Franchise royalty, advertising and trade re-
       ceivables....................................    $5,598       $3,942
      Franchise fee receivables.....................       536          412
      Credit card receivables.......................     1,102          780
      Interest and dividends receivable.............       143          277
      Other.........................................       757        1,206
                                                        ------       ------
                                                         8,136        6,617
      Less allowance for bad debts..................       740          322
                                                        ------       ------
                                                        $7,396       $6,295
                                                        ======       ======

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

6. PROPERTY AND EQUIPMENT

  Property and equipment, net is comprised of the following (in thousands):

                                DECEMBER 25, DECEMBER 26,
                                    1994         1993
                                ------------ ------------
      Land....................    $ 25,492     $17,592
      Buildings...............      47,106      27,365
      Leasehold improvements..      18,629      15,910
      Furniture and equipment.      45,081      33,221
      Construction in pro-
       gress..................       5,763       2,918
                                  --------     -------
                                   142,071      97,006
      Less accumulated depre-
       ciation and amortiza-
       tion...................      27,342      19,746
                                  --------     -------
                                  $114,729     $77,260
                                  ========     =======

  The Company leases certain of its restaurants. All leases are accounted for as operating leases and certain leases provide for contingent rent based upon sales. Total rental expense for all operating leases is composed of the following (in thousands):

                                                             1994   1993   1992
                                                            ------ ------ ------
      Minimum rent......................................... $5,797 $5,339 $3,534
      Contingent rent......................................  1,532  1,139    586
                                                            ------ ------ ------
                                                            $7,329 $6,478 $4,120
                                                            ====== ====== ======

  Future minimum lease payments under noncancelable leases (including leases executed for sites to be developed in 1995) as of December 25, 1994 are as follows (in thousands):

      1995............................................................. $ 6,728
      1996.............................................................   6,825
      1997.............................................................   6,589
      1998.............................................................   6,160
      1999.............................................................   5,899
      Thereafter.......................................................  42,059
                                                                        -------
                                                                         74,260
      Less minimum amounts receivable under noncancelable sublease.....    (487)
                                                                        -------
                                                                        $73,773
                                                                        =======

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

7. NOTES PAYABLE

  Notes payable are comprised of the following (in thousands):

                                                      DECEMBER 25, DECEMBER 26,
                                                          1994         1993
                                                      ------------ ------------
Unsecured notes payable; 7.70% interest per annum,
 with principal payments beginning in 1998; due May
 2004...............................................    $20,000      $   --
Secured bank note; interest at the prime rate plus
 0.75%; due in various monthly installments of prin-
 cipal and interest with a final balloon payment due
 December 1999......................................      6,940        6,434
Secured bank note; interest at the prime rate; due
 in equal monthly installments of principal and in-
 terest through January 2000........................      2,662        3,195
Secured bank note; 6.69% interest per annum at De-
 cember 25, 1994; due in quarterly installments of
 principal and interest through October 1998........      2,400        3,000
Secured bank notes; interest ranging from the prime
 rate to the prime rate plus 0.50%; due in various
 monthly installments of principal and interest with
 balloon payments due in July 1997, December 1997
 and May 1998.......................................      2,069        2,321
Secured revolving credit facility; interest at the
 prime rate; due on demand..........................        584           36
Secured revolving credit facility; interest at the
 prime rate; due October 1995.......................        800          476
Unsecured promissory notes issued in connection with
 the acquisition of
 restaurants; 8.00% interest per annum; due in an-
 nual installments of
 principal and interest through February 2000.......      2,180        2,463
Unsecured promissory note to stockholder; 8.00% in-
 terest per annum; due in equal monthly installments
 of principal and interest through October 1995.....        112          237
Unsecured promissory note to stockholder; 7.00% in-
 terest per annum...................................        --           400
Other...............................................         70          159
                                                        -------      -------
Total...............................................     37,817       18,721
Less demand note and current portion of notes pay-
 able...............................................      3,505        1,934
                                                        -------      -------
Non-current portion of notes payable................    $34,312      $16,787
                                                        =======      =======

  The prime rate at December 25, 1994 and December 26, 1993 was 8.5% and 6.0%, respectively.

 During 1994, the Company completed a $20,000,000 senior unsecured private debt placement with institutional lenders unaffiliated with the Company. The notes bear interest at 7.70% annually with principal payments beginning in 1998 through 2004. The debt agreement contains various covenants and restrictions which, among other things, require the maintenance of a stipulated fixed charge coverage ratio and minimum consolidated net worth, as defined, and limit additional indebtedness in excess of specified amounts. The debt agreement also restricts the amount of retained earnings available for the payment of cash dividends. At December 25, 1994, $20,643,000 of retained earnings was available for the payment of cash dividends. The Company is currently in compliance with the covenants of this debt agreement.

  The secured bank note of $6,940,000 as of December 25, 1994 contains various covenants and restrictions on the part of IRC which, among other things, require the maintenance of a stipulated ratio of cash flow to current maturities of long-term debt, total liabilities to net worth, and minimum net worth. As of December 25, 1994, IRC was in compliance with these covenants.

  IRC has a line-of-credit agreement with a bank which provides for borrowings up to $700,000. This agreement expires December 31, 1999, and borrowings under this agreement bear interest at the prime rate

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES and are due on demand. Available borrowings under the line-of-credit were approximately $116,000 and $664,000 at December 25, 1994 and December 26, 1993, respectively.

  During 1993, the Company used a portion of the proceeds of a $3,000,000, 6.69% term loan to extinguish debt under two installment notes which had a balance of approximately $2,331,000 at December 27, 1992. In addition, the Company obtained a $4,000,000 revolving credit facility with a bank which bears interest on the outstanding borrowings at prime or LIBOR plus 1.25% at the Company's option and requires the Company to pay a commitment fee of 3/8 of 1% on any unused portion of the facility. The debt agreement contains various covenants and restrictions which among other things, restrict additional indebtedness and require the maintenance of certain financial ratios and covenants.

  The Company issued a $300,000, 7.00% note dated December 31, 1992 and a $600,000, 7.00% note dated July 6, 1993 payable to a stockholder. Both notes were paid in 1993. In addition, the Company had a $400,000 subordinated note payable to a stockholder outstanding at December 26, 1993 which was paid in 1994.

  Maturities of notes payable for each of the five fiscal years subsequent to December 25, 1994, ending during the years indicated, are as follows (in thousands):

             1995 (including demand note of
              $584)............................ $3,505
             1996..............................  1,973
             1997..............................  2,775
             1998..............................  5,210
             1999..............................  9,652

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities are comprised of the following (in thousands):

                                                       DECEMBER 25, DECEMBER 26,
                                                           1994         1993
                                                       ------------ ------------
      Compensation and related taxes..................   $ 6,240      $ 4,459
      Gift certificates...............................     1,690          887
      Sales and use taxes.............................     1,631        1,283
      Insurance.......................................     1,237        1,053
      Rent............................................     1,355        1,176
      Advertising.....................................        97          509
      Other...........................................     4,463        2,077
                                                         -------      -------
                                                         $16,713      $11,444
                                                         =======      =======

9. JOINT VENTURE

  In October 1992, the Company entered into a joint venture arrangement with its franchisee in Nevada for three existing restaurants and one additional restaurant to be developed. In exchange for a 50% ownership and the rights to operate such restaurants, the Company contributed approximately $1,299,000 in cash to the joint venture. The transaction was recorded as a purchase for financial reporting purposes and, based on its control over operating policies of the joint venture, the Company has consolidated the joint venture from date of acquisition for financial statement purposes. The Company has an option to purchase the remaining 50% interest for $1,275,000, exercisable beginning in October 1995.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

10. INCOME TAXES

  The Company and its subsidiaries file a consolidated Federal income tax return. The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" at the beginning of its 1993 fiscal year. Previously, the Company recorded income tax provisions using the deferred method. Statement No. 109 provides for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reported in the financial statements. The adoption of Statement No. 109 did not have a material impact on the Company's financial position or results of operations. In addition, income tax expense and deferred income taxes were adjusted during 1993 to reflect the impact of the Omnibus Budget Reconciliation Act of 1993, the effects of which were not material.

  Prior to September 7, 1994, PVNE, a pooled company, was classified as an S Corporation and accordingly, stockholders were responsible for paying their proportionate share of federal and certain state income taxes. In addition, the combined earnings of IRC, a pooled company, included earnings of limited partnerships which were not taxable entities for federal and state income tax purposes. The accompanying consolidated statements of earnings reflect provisions for income taxes on a pro forma basis as if the Company were liable for federal and state income taxes on PVNE's earnings prior to September 7, 1994 and the earnings of IRC's limited partnerships at a statutory rate of 39% in 1994 and 1993 and 38% in 1992.

  The income tax provision (benefit) consists of the following (in thousands):

                                                         1994     1993    1992
                                                        -------  ------  ------
      Current provision:
        Federal........................................ $ 7,934  $5,810  $2,649
        State..........................................   1,419   1,154     752
      Deferred provision (benefit).....................     100    (271)     71
      Pro forma provision for income taxes of pooled
       companies.......................................   1,324   1,212     476
                                                        -------  ------  ------
      Income taxes..................................... $10,777  $7,905  $3,948
                                                        =======  ======  ======

  The deferred income tax provision (benefit) is comprised of the following (in thousands):

                                                         1994     1993    1992
                                                        -------  ------  ------
      Franchise deposits............................... $   (36) $  (74) $  --
      Depreciation.....................................     109      (4)     18
      Allowance for bad debts..........................    (163)    (39)    --
      Accrued expenses.................................     (99)   (128)   (118)
      Other............................................     289     (26)    171
                                                        -------  ------  ------
      Deferred income tax provision (benefit).......... $   100  $ (271) $   71
                                                        =======  ======  ======

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

  A reconciliation between the income tax provision and the expected tax determined by applying the statutory Federal income tax rates to earnings before income taxes follows (in thousands):

                                                         1994     1993    1992
                                                        -------  ------  ------
      Federal income tax at statutory rates............ $ 9,916  $7,022  $3,443
      Increase (decrease) to income tax expense:
        Amortization of goodwill.......................     267     209      20
        State income taxes, net of federal benefit.....   1,039     748     469
        Merger costs...................................     271     --      --
        Tax exempt investment income...................    (207)   (377)   (150)
        Meals and entertainment disallowance...........     186      60      49
        FICA tip tax credit............................    (641)    --      --
        Other..........................................     (54)    243     117
                                                        -------  ------  ------
      Income taxes..................................... $10,777  $7,905  $3,948
                                                        =======  ======  ======

  The net current deferred tax asset amounts are included in "prepaid and other current assets" in the accompanying consolidated balance sheets. The significant components of deferred tax assets and liabilities and the related balance sheet classifications are as follows (in thousands):

                                                       DECEMBER 25, DECEMBER 26,
                                                           1994         1993
                                                       ------------ ------------
      Classified as current:
        Allowance for bad debts.......................    $  289       $ 126
        Accrued expenses..............................       238         307
        Other, net....................................        88        (232)
                                                          ------       -----
        Net deferred tax asset........................    $  615       $ 201
                                                          ======       =====
      Classified as non-current:
        Depreciation differences......................    $1,171       $ 916
        Franchise deposits............................      (529)       (493)
        Other, net....................................        73        (165)
                                                          ------       -----
        Net deferred tax liability....................    $  715       $ 258
                                                          ======       =====

  As the result of a recent examination by the Internal Revenue Service ("IRS") of the Company's 1990 and 1991 Federal income tax returns, the IRS proposed adjustments to the Company's taxable income for such years. The adjustments related to various matters, including the deductibility of certain intangible assets recorded in connection with the Company's acquisition of the Applebee's franchising and restaurant operations. During 1994, the Company and the IRS reached a settlement, and the resolution of this matter did not have a material adverse effect on the Company's consolidated financial position or results of operations.

11. COMMITMENTS AND CONTINGENCIES

  Litigation: The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

  Franchise financing: The Company entered into an agreement in 1992 with a financing source to provide up to $75,000,000 of financing to Company franchisees to fund development of new franchise restaurants. Up to $25,000,000 of the $75,000,000 available under the agreement can be used by franchisees for short-term construction financing. The Company provided a limited guaranty of loans made under the agreement. The Company's recourse obligation of the construction financing portion of the facility is capped at $2,500,000. When the short-term construction loans are converted to long-term loans, the Company's maximum recourse obligation is reduced from 10% to 6.7% of the $75,000,000 facility. The Company's recourse obligations are reduced beginning in the second year of each long-term loan and thereafter decrease ratably to zero after the seventh year of each loan. At December 25, 1994, approximately $41,133,000 had been funded through this financing source and various loans were in process. The Company has not been apprised of any defaults by franchisees. This agreement expired on December 31, 1994 and was not renewed, although some loan commitments as of the termination date may thereafter be funded.

  Severance agreements: The Company has severance and employment agreements with certain officers providing for severance payments to be made in the event the employee resigns or is terminated related to a change in control (as defined in the agreements). If the severance payments had been due as of December 25, 1994, the Company would have been required to make payments aggregating approximately $5,000,000. In addition, the Company has severance and employment agreements with certain officers which contain severance provisions not related to a change in control, and such provisions would have required aggregate payments of approximately $2,700,000 if such officers had been terminated as of December 25, 1994.

12. STOCKHOLDERS' EQUITY

  On March 24, 1992, the Company completed a public offering of its common stock. The public offering included 6,255,000 shares sold by the Company and 3,405,000 shares sold by certain stockholders of the Company (2,085,000 shares and 1,135,000 shares, respectively, prior to adjustments for the stock splits discussed below). Proceeds of approximately $29,343,000, after expenses, were received from the offering.

  On May 17, 1993, the Company declared a two-for-one stock split of its common stock in the form of a 100% stock dividend, distributed on June 25, 1993 to stockholders of record on June 4, 1993. On December 10, 1993, the Company declared a three-for-two stock split of its common stock in the form of a 50% stock dividend, distributed on January 28, 1994 to stockholders of record on December 23, 1993. Except for shares authorized, all references to number of shares and per share information in the consolidated financial statements and notes have been adjusted to reflect both stock splits on a retroactive basis. The two-for-one stock split and the three-for-two stock split resulted in increases in common stock and reductions in retained earnings of $187,000.

  An amendment to the Company's Certificate of Incorporation was approved at the Annual Meeting of Stockholders held on May 25, 1994 which increased the number of authorized shares of Common Stock from 25,000,000 shares to 125,000,000 shares.

  On September 7, 1994, the Company's Board of Directors adopted a Shareholder Rights Plan (the "'Rights Plan") and declared a dividend, issued on September 19, 1994, of one Right for each outstanding share of Common Stock of the Company (the "Common Shares"). The Rights become exercisable if a person or group acquires more than 15% of the outstanding Common Shares, other than pursuant to a Qualifying Offer (as defined) or makes a tender offer for more than 15% of the outstanding Common Shares, other than pursuant to a Qualifying Offer. Upon the occurrence of such an event, each Right entitles the holder (other

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES than the acquiror) to purchase for $75 the economic equivalent of Common Shares, or in certain circumstances, stock of the acquiring entity, worth twice as much. The Rights will expire on September 7, 2004 unless earlier redeemed by the Company, and are redeemable prior to becoming exercisable at $0.01 per Right.

13. EMPLOYEE BENEFIT PLANS

  Employee stock option plan: During 1989, the Company's Board of Directors approved the 1989 Employee Stock Option Plan (the "Plan") which provides for the grant of both qualified and nonqualified options as determined by a committee appointed by the Board of Directors. The committee has discretion to select the optionees and to establish the terms and conditions of each option, subject to provisions of the Plan.

  The Plan provides that the option price, for both qualified and nonqualified options, as of the date granted cannot be less than the fair market value of the Company's common stock. Options outstanding at December 25, 1994 were at prices ranging from $3.02 to $20.67 per share. The options are granted for a term of three to ten years and are generally exercisable one year from date of grant. The Plan contains other restrictions relative to option terms and maximum grant amounts to individual employees. The Plan, as amended, provides for a total of up to 3,000,000 shares which may be granted under its provisions and the Company has reserved such shares of common stock.

  Transactions relative to the Plan are as follows:

                                                   1994       1993       1992
                                                 ---------  ---------  --------
      Options outstanding at beginning of peri-
       od......................................  1,149,388    916,573   917,956
        Granted................................    603,500    520,464   343,650
        Exercised..............................   (109,759)  (276,699) (331,083)
        Canceled...............................    (48,450)   (10,950)  (13,950)
                                                 ---------  ---------  --------
      Options outstanding at end of period.....  1,594,679  1,149,388   916,573
                                                 =========  =========  ========
      Options exercisable at end of period.....    928,607    595,294   545,536
      Options available for grant at end of pe-
       riod....................................    684,780  1,239,830   249,344

  Employee retirement plans: During 1992, the Company established a profit sharing plan and trust in accordance with Section 401(k) of the Internal Revenue code. The Company matches 25% of employee contributions, not to exceed 2% of the employee's total annual compensation, with the Company contributions vesting at the rate of 20% each year beginning after the employee's second year of service. During 1994, the Company established a non-qualified defined contribution retirement plan for key employees. The Company's contributions under both plans in 1994, 1993 and 1992 were approximately $127,000, $175,000 and $31,000, respectively.

14. RELATED PARTY TRANSACTIONS

  The Company and certain franchisees have obtained restaurant equipment from a company owned by an individual who is related to a director of the Company and who is also related to an officer and stockholder of the Company. During 1994, 1993 and 1992, the Company paid $3,869,000, $369,000 and $784,000, respectively, for equipment and services purchased from this company. In addition, the Company had $194,000 and $565,000 in accounts payable to this company at December 25, 1994 and December 26, 1993, respectively.

  The Company leases a restaurant site from a corporation whose ownership is composed of certain current and former stockholders, directors and officers of the Company. The lease has a term of 20 years with two renewal options. The lease provides for rentals in an amount equal to approximately 7% of gross sales and

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES has an initial term of 20 years. Rents incurred under the lease were $173,000, $152,000 and $150,000 for 1994, 1993 and 1992, respectively, and are included in direct and occupancy costs in the consolidated statements of earnings.

  The Company leases a restaurant site from a partnership in which a former director who is related to a director of the Company and who is also related to an officer and stockholder of the Company holds a 50% interest. The lease has a term of 20 years with two options to renew. The lease provides for rentals in an amount equal to approximately 7% of gross sales of the restaurant. Rents incurred under the lease were $113,000 for each of 1994, 1993 and 1992, respectively, and are included in direct and occupancy costs in the consolidated statements of earnings.

  IRC leases its office space under an operating lease with an outside party related through common ownership. The lease expires in April 1998; however, the Company has the option to terminate the lease at the end of 1995. Rents incurred under the lease were $74,000, $55,000 and $52,000 for 1994, 1993 and 1992, respectively, and are included in general and administrative expenses in the consolidated statements of earnings.

15. SUBSEQUENT EVENTS

  In February 1995, the Company obtained a $20,000,000 unsecured bank revolving credit facility which expires on December 31, 1997. The revolving credit facility bears interest at LIBOR plus 0.60% or the prime rate, at the Company's option, and requires the Company to pay a commitment fee of 0.15% on any unused portion of the facility. As of March 26, 1995, no amounts were outstanding under the facility. The debt agreement contains various covenants and restrictions which, among other things, require the maintenance of a stipulated fixed charge coverage ratio and minimum consolidated net worth, as defined, and also limit additional indebtedness in excess of specified amounts. The debt agreement also restricts the amount of retained earnings available for the payment of cash dividends. The Company is currently in compliance with such covenants.

  In March 1995, IRC obtained a $2,000,000 note payable to a bank bearing interest at the prime rate, payable in monthly installments of $25,000 including interest, beginning April 1, 1996 with a final balloon payment due February 1, 1998. The note is collateralized by certain real and personal property.

  In April 1995, the Company acquired the operations of five franchise restaurants and the related furniture and fixtures, certain land and leasehold improvements. The total purchase price was approximately $9,500,000, of which $9,250,000 was paid in cash at the time of closing and the remaining $250,000 was placed in escrow to address potential adjustments. The acquisition will be accounted for as a purchase, and accordingly, the purchase price will be allocated to the fair value of net assets acquired and the results of operations of such restaurants will be reflected in the 1995 financial statements subsequent to the date of acquisition.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The following presents the unaudited consolidated quarterly results of operations for 1994 and 1993 (in thousands, except per share amounts). Merger costs of $920,000 related to the PVNE Merger were expensed in the fourth quarter of 1994.

                                                   1994
                          -------------------------------------------------------
                                           FISCAL QUARTER ENDED
                          -------------------------------------------------------
                            MARCH 27,      JUNE 26,    SEPTEMBER 25, DECEMBER 25,
                              1994           1994          1994          1994
                          ------------- -------------- ------------- ------------
Revenues:
  Company restaurant
   sales................     $49,847       $54,859        $58,457      $59,282
  Franchise income......       6,658         7,358          8,046        9,357
                             -------       -------        -------      -------
    Total operating rev-
     enues..............      56,505        62,217         66,503       68,639
                             -------       -------        -------      -------
Cost of Company restau-
 rant sales:
  Food and beverage.....      14,821        16,056         16,768       17,174
  Labor.................      16,237        17,426         18,585       18,529
  Direct and occupancy..      12,319        13,152         14,088       14,324
  Pre-opening expense...         136           631            559          767
                             -------       -------        -------      -------
    Total cost of Com-
     pany restaurant
     sales..............      43,513        47,265         50,000       50,794
                             -------       -------        -------      -------
General and administra-
 tive expenses..........       6,874         7,040          6,923        8,330
Merger costs............         --            --             --           920
Amortization of intangi-
 ble assets.............         547           518            517          451
Loss on disposition of
 restaurants and equip-
 ment...................          50           461            222          128
                             -------       -------        -------      -------
Operating earnings......       5,521         6,933          8,841        8,016
                             -------       -------        -------      -------
Other income (expense):
  Investment income.....         306           185            302          272
  Interest expense......        (299)         (385)          (673)        (672)
  Other income..........          60            53             55           85
                             -------       -------        -------      -------
    Total other income
     (expense)..........          67          (147)          (316)        (315)
                             -------       -------        -------      -------
Earnings before income
 taxes..................       5,588         6,786          8,525        7,701
Income taxes............       1,904         2,192          2,431        2,926
                             -------       -------        -------      -------
Net earnings............       3,684         4,594          6,094        4,775
Pro forma provision for
 income taxes of pooled
 companies..............         283           337            678           26
                             -------       -------        -------      -------
Pro forma net earnings..     $ 3,401       $ 4,257        $ 5,416      $ 4,749
                             =======       =======        =======      =======
Pro forma net earnings
 per common share.......     $  0.12       $  0.15        $  0.20      $  0.17
                             =======       =======        =======      =======
Weighted average shares
 outstanding............      27,910        27,974         27,988       28,007

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                                                   1993
                          -------------------------------------------------------
                                           FISCAL QUARTER ENDED
                          -------------------------------------------------------
                            MARCH 28,      JUNE 27,    SEPTEMBER 26, DECEMBER 26,
                              1993           1993          1993          1993
                          ------------- -------------- ------------- ------------
Revenues:
  Company restaurant
   sales................     $33,395       $39,589        $43,335      $43,163
  Franchise income......       4,485         4,936          5,685        6,218
                             -------       -------        -------      -------
    Total operating rev-
     enues..............      37,880        44,525         49,020       49,381
                             -------       -------        -------      -------
Cost of Company restau-
 rant sales:
  Food and beverage.....       9,901        11,678         12,490       12,688
  Labor.................      10,899        12,560         13,840       13,651
  Direct and occupancy..       7,802         9,135          9,982       10,364
  Pre-opening expense...         330           140            285          833
                             -------       -------        -------      -------
    Total cost of Com-
     pany restaurant
     sales..............      28,932        33,513         36,597       37,536
                             -------       -------        -------      -------
General and administra-
 tive expenses..........       4,821         5,517          6,231        5,957
Amortization of intangi-
 ble assets.............         352           516            523          543
Loss on disposition of
 restaurants and equip-
 ment...................         --              1             64           26
                             -------       -------        -------      -------
Operating earnings......       3,775         4,978          5,605        5,319
                             -------       -------        -------      -------
Other income (expense):
  Investment income.....         398           347            540          390
  Interest expense......        (224)         (269)          (272)        (310)
  Other income..........          40            67             67            5
                             -------       -------        -------      -------
    Total other income
     (expense)..........         214           145            335           85
                             -------       -------        -------      -------
Earnings before income
 taxes..................       3,989         5,123          5,940        5,404
Income taxes............       1,283         1,836          1,884        1,690
                             -------       -------        -------      -------
Net earnings............       2,706         3,287          4,056        3,714
Pro forma provision for
 income taxes of pooled
 companies..............         272           272            377          291
                             -------       -------        -------      -------
Pro forma net earnings..     $ 2,434       $ 3,015        $ 3,679      $ 3,423
                             =======       =======        =======      =======
Pro forma net earnings
per common share........     $  0.09       $  0.11        $  0.13      $  0.13
                             =======       =======        =======      =======
Weighted average shares
 outstanding............      26,802        27,745         27,772       27,853

                               ----------------

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                          MARCH    DECEMBER 25,
                                                         26, 1995      1994
                                                         --------  ------------
Current assets:
  Cash and cash equivalents............................. $ 12,922    $  9,634
  Short-term investments, at market value (amortized
   cost of $8,942 in 1995 and $9,046 in 1994)...........    8,990       8,893
  Receivables (less allowance for bad debts of $801 in
   1995 and $740 in 1994)...............................    7,096       7,396
  Inventories...........................................    6,348       5,159
  Prepaid and other current assets......................    2,055       2,887
                                                         --------    --------
    Total current assets................................   37,411      33,969
  Property and equipment, net...........................  120,168     114,729
  Goodwill, net.........................................   20,811      21,113
  Franchise interest and rights, net....................    6,237       6,401
  Other assets..........................................    3,370       3,802
                                                         --------    --------
                                                         $187,997    $180,014
                                                         ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Demand note and current portion of notes payable...... $  3,208    $  3,505
  Current portion of obligations under noncompetition
   and consulting agreement.............................      220         220
  Accounts payable......................................   12,539      10,750
  Accrued expenses and other current liabilities........   15,053      16,713
  Accrued dividends.....................................      --        1,269
  Accrued income taxes..................................    4,163       1,169
                                                         --------    --------
    Total current liabilities...........................   35,183      33,626
                                                         --------    --------
Non-current liabilities:
  Notes payable--less current portion...................   34,303      34,312
  Franchise deposits....................................    1,417       1,355
  Obligations under noncompetition and consulting
   agreement--less current portion......................      440         660
  Deferred income taxes.................................       62         715
                                                         --------    --------
    Total non-current liabilities.......................   36,222      37,042
                                                         --------    --------
    Total liabilities...................................   71,405      70,668
Minority interest in joint venture......................      604         558
Commitments and contingencies (Notes 3 and 4)
Stockholders' equity:
  Preferred stock--par value $0.01 per share:
   authorized--1,000,000 shares; no shares issued.......      --          --
  Common stock--par value $0.01 per share: authorized--
   125,000,000 shares; issued--28,435,693 shares in 1995
   and 28,295,479 shares in 1994........................      284         283
  Additional paid-in capital............................   81,571      78,675
  Retained earnings.....................................   34,952      30,775
  Unrealized gain (loss) on short-term investments, net
   of income taxes......................................       30         (96)
                                                         --------    --------
                                                          116,837     109,637
  Treasury stock--281,772 shares in 1995 and 1994, at
   cost.................................................     (849)       (849)
                                                         --------    --------
    Total stockholders' equity..........................  115,988     108,788
                                                         --------    --------
                                                         $187,997    $180,014
                                                         ========    ========

                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               13 WEEKS ENDED
                                                             -------------------
                                                             MARCH 26, MARCH 27,
                                                               1995      1994
                                                             --------- ---------
Revenues:
  Company restaurant sales..................................  $66,021   $49,847
  Franchise income..........................................    9,418     6,658
                                                              -------   -------
    Total operating revenues................................   75,439    56,505
                                                              -------   -------
Cost of Company restaurant sales:
  Food and beverage.........................................   18,908    14,821
  Labor.....................................................   21,068    16,237
  Direct and occupancy......................................   15,378    12,319
  Pre-opening expense.......................................      633       136
                                                              -------   -------
    Total cost of Company restaurant sales..................   55,987    43,513
                                                              -------   -------
General and administrative expenses.........................    8,909     6,874
Merger costs................................................    1,770       --
Amortization of intangible assets...........................      515       547
Loss on disposition of equipment............................       26        50
                                                              -------   -------
Operating earnings..........................................    8,232     5,521
                                                              -------   -------
Other income (expense):
  Investment income.........................................      237       306
  Interest expense..........................................     (614)     (299)
  Other income..............................................       82        60
                                                              -------   -------
    Total other income (expense)............................     (295)       67
                                                              -------   -------
Earnings before income taxes................................    7,937     5,588
Income taxes................................................    3,611     1,904
                                                              -------   -------
Net earnings................................................    4,326     3,684
Pro forma provision for income taxes........................       73       283
                                                              -------   -------
Pro forma net earnings......................................  $ 4,253   $ 3,401
                                                              =======   =======
Pro forma net earnings per common share.....................  $  0.15   $  0.12
                                                              =======   =======
Weighted average shares outstanding.........................   28,078    27,910


                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 UNREALIZED
                                                                 GAIN (LOSS)
                            COMMON STOCK    ADDITIONAL               ON                   TOTAL
                          -----------------  PAID-IN   RETAINED  SHORT-TERM  TREASURY STOCKHOLDERS'
                            SHARES   AMOUNT  CAPITAL   EARNINGS  INVESTMENTS  STOCK      EQUITY
                          ---------- ------ ---------- --------  ----------- -------- -------------
Balance, December 25,
 1994...................  28,295,479  $283   $78,675   $30,775      $(96)     $(849)    $108,788
  Pro forma provision
   for income taxes.....         --    --        --         73       --         --            73
  Reclassification of
   net income of IRC
   partnerships.........         --    --        149      (149)      --         --           --
  Stock options
   exercised:
    Company.............     140,214     1     1,085       --        --         --         1,086
    IRC.................         --    --      1,333       --        --         --         1,333
  Income tax benefit
   upon exercise of
   stock options........         --    --        329       --        --         --           329
  Unrealized gain on
   short-term
   investments, net of
   income taxes.........         --    --        --        --        126        --           126
  Pro forma net
   earnings.............         --    --        --      4,253       --         --         4,253
                          ----------  ----   -------   -------      ----      -----     --------
Balance, March 26, 1995.  28,435,693  $284   $81,571   $34,952      $ 30      $(849)    $115,988
                          ==========  ====   =======   =======      ====      =====     ========



                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              13 WEEKS ENDED
                                                            -------------------
                                                            MARCH 26, MARCH 27,
                                                              1995      1994
                                                            --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Pro forma net earnings...................................  $ 4,253   $ 3,401
  Adjustments to reconcile pro forma net earnings to net
   cash provided by operating activities:
    Depreciation and amortization..........................    2,580     1,896
    Amortization of intangible assets......................      515       547
    (Gain) loss on sale of investments.....................        4      (101)
    Deferred income tax benefit............................     (573)     (182)
    Loss on disposition of equipment.......................       26        50
    Pro forma provision for income taxes...................       73       283
  Changes in assets and liabilities:
    Receivables............................................      300        17
    Inventories............................................   (1,189)   (1,075)
    Prepaid and other current assets.......................      669       (63)
    Accounts payable.......................................    1,789     1,617
    Accrued expenses and other current liabilities.........   (1,660)     (609)
    Accrued income taxes...................................    2,994      (190)
    Franchise deposits.....................................       62        (8)
    Other..................................................      385      (251)
                                                             -------   -------
    NET CASH PROVIDED BY OPERATING ACTIVITIES..............   10,228     5,332
                                                             -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities and sales of short-term investments...........      100     1,761
  Purchases of property and equipment......................   (8,039)   (8,030)
                                                             -------   -------
    NET CASH USED BY INVESTING ACTIVITIES..................   (7,939)   (6,269)
                                                             -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid...........................................   (1,269)     (879)
  Cash distributions.......................................      --       (684)
  Issuance of common stock upon exercise of stock options..    2,419       118
  Income tax benefit upon exercise of stock options........      329       116
  Proceeds from issuance of notes payable..................    2,816       320
  Payments on notes payable................................   (3,122)   (1,874)
  Payments under noncompetition and consulting agreement...     (220)     (244)
  Minority interest in net earnings of joint venture.......       46        12
                                                             -------   -------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES.......      999    (3,115)
                                                             -------   -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    3,288    (4,052)
CASH AND CASH EQUIVALENTS, beginning of period.............    9,634     8,054
                                                             -------   -------
CASH AND CASH EQUIVALENTS, end of period...................  $12,922   $ 4,002
                                                             =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the 13 week period for:
    Income taxes...........................................  $   885   $ 2,295
                                                             =======   =======
    Interest...............................................  $   563   $   470
                                                             =======   =======

DISCLOSURE OF ACCOUNTING POLICY:

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                See notes to consolidated financial statements.

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The consolidated financial statements of Applebee's International, Inc. and subsidiaries (the "Company") for the 13 weeks ended March 26, 1995 and March 27, 1994 have been prepared without audit (except that the balance sheet information as of December 25, 1994 has been derived from consolidated financial statements which were audited) in accordance with the rules and regulations of the Securities and Exchange Commission. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 25, 1994 included herein.

  The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

  Beginning in fiscal 1995, the cost of meals provided to employees and other complimentary meals have been classified as labor costs and direct and occupancy costs, respectively. Previously, the retail price of such meals was reflected in Company restaurant sales with corresponding amounts reflected as labor costs or direct and occupancy costs. The consolidated financial statements for the 13 weeks ended March 27, 1994 have been reclassified to conform to the presentation for the 13 weeks ended March 26, 1995, the effects of which were not material.

2. ACQUISITIONS

  IRC Merger: On March 23, 1995, the Company acquired Innovative Restaurant Concepts, Inc. and its affiliates ("IRC"), referred to herein as the "IRC Merger". As a result of the IRC Merger, IRC became a wholly-owned subsidiary of the Company. A total of approximately 2,630,000 shares of the Company's newly-issued common stock was issued to the shareholders and limited partners of IRC, including IRC shares issued in 1995 upon the exercise of IRC stock options prior to the IRC Merger. IRC employees exchanged pre-existing stock options for options to purchase approximately 147,000 shares of the Company's common stock. Of such shares and options, 7.5% were placed in escrow to address potential adjustments during the escrow period that will end December 23, 1995. In addition, the Company assumed approximately $13,700,000 of IRC indebtedness, of which $1,270,000 was repaid at closing. At the time of the IRC Merger, IRC operated 17 restaurants, 13 of which were Rio Bravo Cantinas, a Mexican restaurant concept, and four were other specialty restaurants.

  The IRC Merger was accounted for as a pooling of interests and accordingly, the accompanying consolidated financial statements have been restated to include the accounts and operations of the merged entities for all periods presented. All share amounts have been restated to reflect the total number of shares issued to IRC for all periods presented. Separate results of the two entities were as follows (amounts in thousands):

                                                          PRO FORMA  PRO FORMA
                                         COMPANY   IRC   ADJUSTMENTS COMBINED
                                         ------- ------- ----------- ---------
      13 Weeks Ended March 26, 1995
        Net sales....................... $52,199 $13,822   $   --     $66,021
        Net earnings.................... $ 5,519 $   577   $(1,843)   $ 4,253
      13 Weeks Ended March 27, 1994
        Net sales....................... $37,640 $12,207   $   --     $49,847
        Net earnings.................... $ 2,916 $   580   $   (95)   $ 3,401

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES

  Adjustments have been made to eliminate the impact of intercompany balances and to record provisions for pro forma income taxes for certain affiliates of IRC. Merger costs of $1,770,000 relating to the IRC merger have been expensed in the first quarter of 1995. Merger costs include investment banking fees, legal and accounting fees, and other merger related expenses. The impact of these costs on pro forma net earnings per common share was approximately $0.06 in the first quarter of 1995.

  Other restaurant acquisitions: On April 3, 1995, the Company acquired the operations of five franchise restaurants and the related furniture and fixtures, certain land and leasehold improvements. The total purchase price was approximately $9,500,000, of which $9,250,000 was paid in cash at the time of closing and the remaining $250,000 was placed in escrow to address potential adjustments. The acquisition will be accounted for as a purchase, and accordingly, the purchase price will be allocated to the fair value of net assets acquired and the results of operations of such restaurants will be reflected in the 1995 financial statements subsequent to the date of acquisition. Based on preliminary information, it is anticipated that approximately $6,500,000 of the purchase price will be allocated to goodwill.

3. COMMITMENTS AND CONTINGENCIES

  Litigation: The Company is involved in various legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Franchise financing: The Company entered into an agreement in 1992 with a financing source to provide up to $75,000,000 of financing to Company franchisees to fund development of new franchise restaurants. Up to $25,000,000 of the $75,000,000 available under the agreement can be used by franchisees for short-term construction financing. The Company has provided a limited guaranty of loans made under the agreement. The Company's recourse obligation of the construction financing portion of the facility is capped at $2,500,000. When the short-term construction loans are converted to long-term loans, the Company's maximum recourse obligation is reduced from 10% to 6.7% of the $75,000,000 facility. The Company's recourse obligations are reduced beginning in the second year of each long-term loan and thereafter decrease ratably to zero after the seventh year of each loan. At March 26, 1995, approximately $41,433,000 had been funded through this financing source and various loans were in process. The Company has not been apprised of any defaults by franchisees. This agreement expired on December 31, 1994 and was not renewed, although some loan commitments as of the termination date may thereafter be funded.

  Severance agreements: The Company has severance and employment agreements with certain officers providing for severance payments to be made in the event the employee resigns or is terminated related to a change in control (as defined in the agreements). If the severance payments had been due as of March 26, 1995, the Company would have been required to make payments aggregating approximately $4,800,000. In addition, the Company has severance and employment agreements with certain officers which contain severance provisions not related to a change in control, and such provisions would have required aggregate payments of approximately $3,100,000 if such officers had been terminated as of March 26, 1995.

4. FINANCING

  In February 1995, the Company obtained a $20,000,000 unsecured bank revolving credit facility which expires on December 31, 1997. The revolving credit facility bears interest at LIBOR plus 0.60% or the prime rate, at the Company's option, and requires the Company to pay a commitment fee of 0.15% on any unused

                APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES portion of the facility. As of March 26, 1995, no amounts were outstanding under the facility. The revolving credit facility contains various covenants and restrictions which, among other things, require the maintenance of a stipulated fixed charge coverage ratio and minimum consolidated net worth, as defined, and also limit additional indebtedness in excess of specified amounts. The revolving credit facility also restricts the amount of retained earnings available for the payment of cash dividends. The Company is currently in compliance with such covenants.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH ANY OFFERING MADE HEREBY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................    9
Dividend Policy...........................................................    9
Price Range of Common Stock...............................................    9
Capitalization............................................................   10
Selected Consolidated Financial Data......................................   11
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   12
Business..................................................................   24
Management................................................................   33
Principal and Selling Stockholders........................................   36
Underwriting..............................................................   38
Experts...................................................................   39
Legal Opinion.............................................................   39
Available Information.....................................................   39
Incorporation by Reference................................................   40
Index to Financial Statements.............................................  F-1


                               2,400,000 SHARES

                                     LOGO

                                  APPLEBEE'S
                                INTERNATIONAL,
                                     INC.

                                 COMMON STOCK

                                --------------
                                  PROSPECTUS
                                --------------

                              PIPER JAFFRAY INC.

                            DILLON, READ & CO. INC.

                             MONTGOMERY SECURITIES

                                         , 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Securities and Exchange Commission Registration Fee............. $ 24,828
      NASD Fees.......................................................    7,700
      Accounting Fees and Expenses....................................   50,000
      Legal Fees and Expense..........................................   75,000
      Printing Expenses...............................................  125,000
      Blue Sky Qualification Fees and Expenses........................    5,000
      Miscellaneous Expenses..........................................   12,472
                                                                       --------
          Total....................................................... $300,000
                                                                       ========

  Except for the Securities and Exchange Commission and NASD Fees, all fees and expenses are estimated. All expenses listed will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company has entered into indemnification agreements with certain officers and directors of the Company. Under these agreements, the Company agrees to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL") and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful.

  Section IX of the Bylaws of the Company provides for the indemnification of officers and directors of the Company generally to the extent permitted by
Section 145 of the DGCL, including liabilities arising under the securities laws. Section 145 permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to any threatened, pending or completed legal action (whether civil, criminal, administrative or investigative) for reason of their being officers or directors. The indemnity may include expenses, attorneys' fees, judgments, fines and reasonably incurred costs of settlement, provided the officer and director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest; and, in the case of criminal proceedings, he had no reasonable cause to believe that his conduct was illegal. The corporation may indemnify officers and directors in derivative actions (in which suit is brought by a shareholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is judged liable for negligence or misconduct in the performance of his duty to the corporation. If the officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

  The Company has obtained liability insurance coverage for its officers and directors with respect to actions arising out of the performance of such officer's or director's duty in his or her capacity as such.

ITEM 16. EXHIBITS

      1.1      Form of Purchase Agreement.
      4.1 Shareholder Rights Plan contained in Rights Agreement dated as of September 7, 1994, between Applebee's Interna-tional, Inc. and Chemical Bank, as Rights Agent (incorpo-rated by reference to Exhibit 4.1 of the Registrant's An-nual Report on Form 10-K for the fiscal year ended Decem-ber 25, 1994).
      4.2 Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special
               Rights and Qualifications of Series A Participating Cumu-lative Preferred Stock of Applebee's International, Inc.
               (incorporated by reference to Exhibit 4.2 of the Regis-trant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).
      5.1      Opinion of Robert T. Steinkamp, counsel to the Company.
     23.1 Consent of Robert T. Steinkamp (included as part of Ex-hibit 5).
     23.2      Consent of Deloitte & Touche LLP.
     23.3      Consent of Arthur Andersen LLP.
     23.4      Consent of Coopers & Lybrand L.L.P.
     23.5      Consent of Kennedy & Lehan P.C.
     24.1 See Page II-4 of Registration Statement for power of at-torney.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (a) Not applicable.

    (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)-(g) Not applicable.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (i) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule

  430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (j) Not applicable.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OVERLAND PARK, STATE OF KANSAS, ON JULY 5, 1995.

                                          Applebee's International, Inc.

                                                  /s/ Abe J. Gustin, Jr.
                                          By: _________________________________
                                                    Abe J. Gustin, Jr.
                                                       Chairman and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOWN TO ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Abe J. Gustin, Jr. and Robert T. Steinkamp, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


     /s/ Abe J. Gustin, Jr.          Chairman of the Board, Chief     July 5, 1995
____________________________________   Executive Officer and
         Abe J. Gustin, Jr.            Director (Principal
                                       Executive Officer)

      /s/ George D. Shadid           Executive Vice President and     July 5, 1995
____________________________________   Chief Financial Officer
          George D. Shadid             (Principal Financial
                                       Officer)

       /s/ David R. Smith            Vice President and               July 5, 1995
____________________________________   Controller (Principal
           David R. Smith              Accounting Officer)

     /s/ D. Patrick Curran           Director                         July 5, 1995
____________________________________
         D. Patrick Curran

       /s/ Eric L. Hansen            Director                         July 5, 1995
____________________________________
           Eric L. Hansen

      /s/ Kenneth D. Hill            Director                         July 5, 1995
____________________________________
          Kenneth D. Hill

       /s/ Jack P. Helms             Director                         July 5, 1995
____________________________________
           Jack P. Helms


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Lloyd L. Hill             Director                         July 5, 1995
____________________________________
           Lloyd L. Hill

      /s/ Robert A. Martin           Director                         July 5, 1995
____________________________________
          Robert A. Martin

       /s/ Johyne H. Reck            Director                         July 5, 1995
____________________________________
           Johyne H. Reck

       /s/ Burton M. Sack            Director                         July 5, 1995
____________________________________
           Burton M. Sack

   /s/ Raymond D. Schoenbaum         Director                         July 5, 1995
____________________________________
       Raymond D. Schoenbaum


                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                        DOCUMENT DESCRIPTION
  -------                       --------------------

  1.1      Form of Purchase Agreement.
  4.1 Shareholder Rights Plan contained in Rights Agreement dated as of September 7, 1994, between Applebee's International, Inc.
           and Chemical Bank, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).
  4.2      Certificate of Voting Powers, Designations, Preferences and
           Relative Participating, Optional and Other Special Rights and
           Qualifications of Series A Participating Cumulative Preferred
           Stock of Applebee's International, Inc. (incorporated by ref-erence to Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25, 1994).
  5.1      Opinion of Robert T. Steinkamp, counsel to the Company.
 23.1      Consent of Robert T. Steinkamp (included as part of Exhibit
           5).
 23.2      Consent of Deloitte & Touche LLP.
 23.3      Consent of Arthur Andersen LLP.
 23.4      Consent of Coopers & Lybrand L.L.P.
 23.5      Consent of Kennedy & Lehan P.C.
 24.1      See Page II-4 of Registration Statement for power of attorney.